EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

MACKENZIE PULP

NORSKE SKOG CANADA LIMITED

AND

NORSKE SKOG CANADA PULP OPERATIONS LIMITED

AND

POPE & TALBOT LTD.

AND

POPE & TALBOT, INC.

AND

NORSKE SKOG CANADA MACKENZIE PULP LIMITED

March 29 , 2001

-i-

-ii-

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made the 29 day of March, 2001,

AMONG:

NORSKE SKOG CANADA LIMITED, 9th Floor, 700 West Georgia Street, Vancouver, British Columbia

("Norske Skog Canada")

AND:

NORSKE SKOG CANADA PULP OPERATIONS LIMITED, 9th Floor, 700 West Georgia Street, Vancouver, British Columbia

(the "Vendor")

AND:

POPE & TALBOT LTD., c/o 1500 SW First Avenue, Suite 200, Portland, Oregon

(the "Purchaser")

AND:

POPE & TALBOT, INC., 1500 SW First Avenue, Suite 200, Portland, Oregon

("PTI")

AND:

NORSKE SKOG CANADA MACKENZIE PULP LIMITED, 9th Floor, 700 West Georgia Street, Vancouver, British Columbia

(the "Corporation")

WITNESSES THAT WHEREAS:

A.	Prior to December 31, 2000, the Vendor owned and operated a pulp mill located at Mackenzie, British Columbia;

B.	Effective December 31, 2000, the Vendor transferred the Mackenzie pulp mill business and related operations to the Corporation (formerly 615155 B.C. Ltd.), a newly created British Columbia subsidiary of the Vendor; and

C.	The Vendor has agreed to sell, and the Purchaser has agreed to purchase, all of the issued and outstanding common shares of the Corporation on the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the premises and the mutual covenants set out herein, the parties represent, covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement:

	(a)	"Affiliate" has the meaning attributed to it under the Company Act (British Columbia);

	(b)	"Agency" means any domestic or foreign court or tribunal or governmental agency or other regulatory or administrative agency or commission or any elected or appointed public official;

	(c)	"AllWin" means AllWin Technical Services Inc. (formerly 3538109 Canada Inc.);

	(d)	"AllWin Maintenance Arrangement" means the joint venture and maintenance services arrangement under the shareholders' agreement among Asea Brown Bovari Inc., the Vendor and AllWin and full services agreement between the Vendor and AllWin and associated documentation;

	(e)	"arm's length" has the meaning attributed to it under the Income Tax Act (Canada);

	(f)	"Asset Transfer Agreement" means the agreement between the Vendor, the Corporation and Norske Skog Canada dated December 29, 2000;

	(g)	"Assets" means the assets transferred to the Corporation pursuant to the Asset Transfer Agreement;

	(h)	"Buildings" means all buildings, structures, improvements and fixtures situate on the Lands;

	(i)	"Business" means the pulp mill business and operations carried on by the Corporation as at the date of this Agreement in respect of the Mill and by the Vendor in respect of the Mill immediately prior to December 31, 2000;

	(j)	"Business Day" means a day that is not a Saturday, Sunday or a statutory holiday in British Columbia;

	(k)	"Claim" means any notice (including, without limitation, a notice of defect or non-compliance), order, summons, citation, directive, no action letter, ticket, charge,

fine, penalty, investigation, letter or other written communication, claim, demand, suit, action, prosecution, petition or proceeding from any Person or Agency;

(l)	"Closing" means the completion of the purchase and sale of the Purchased Shares pursuant to Article 7;

(m)	"Closing Date" means May 31, 2001 or such other date as the parties may agree;

(n)	"Collective Agreement" means the collective agreement described in the Disclosure Document;

(o)	"Consideration Shares" means the PTI common shares delivered to the Vendor on Closing;

(p)	"Contaminants" means any pollutant, contaminant, waste, toxic, corrosive or hazardous substance, deleterious substance, dangerous substance, dangerous good or hazardous or special waste as defined in or regulated by any Environmental Law including without limitation asbestos, asbestos-containing materials, radioactive materials, urea formaldehyde and polychlorinated biphenyls ("PCBs");

(q)	"Contamination" means the presence of Contaminants in concentrations above applicable standards under Environmental Laws;

(r)	"Contracts" has the meaning set out in subsection 3.1(k);

(s)

"Current Assets" means the aggregate, without duplication, of those assets of the Corporation relating to the Business as at the Effective Time which, in accordance with GAAP consistently applied, are shown or should be shown in the books and records of the Corporation as current assets, including cash, accounts receivable (trade receivables, fibre receivables, receivables from AllWin and other receivables) net of a reserve for doubtful accounts as provided herein, inventories (raw materials, stores, supplies, spare parts and work in process) and prepaid expenses of the Business but excluding:

(i) Finished Goods;

(ii) refunds or recoveries in respect of Taxes;

(iii)

any amounts receivable from the Vendor or its Affiliates or any Person with whom the Vendor or its Affiliates do not deal at arm's-length, other than receivables from Norske Skog Canada Pulp Sales Inc. relating to the sale of Finished Goods on behalf of the Corporation; and

(iv) any other exclusions agreed to in writing between the Vendor and the Purchaser;

(t)	"Current Liabilities" means the aggregate, without duplication, of those liabilities of the Corporation relating to the Business as at the Effective Time which, in accordance with GAAP consistently applied, are shown or should be shown in the books and records of the Corporation as current liabilities, including:

	(i)	accounts payable and accrued liabilities of the Corporation at that time for or in respect of any goods purchased by, or services performed for the Corporation before the Effective Time by Persons other than the Vendor or its Affiliates or Persons who do not deal at arm's-length with the Vendor or its Affiliates;

	(ii)	amounts currently payable by the Corporation to the Vendor or its Affiliates in respect of goods or services purchased by the Vendor and/or its Affiliates for the Corporation or the Mill before the Effective Time from Persons with whom they deal at arm's-length; and

	(iii)	capital taxes and goods and services taxes accrued or payable for operations of the Corporation from January 1, 2001 up to the Closing Date as if its current fiscal year was treated as ending on the Closing Date and all Taxes referred to in section 3.1(s) accrued or payable up to the Closing Date, which in the case of Taxes levied on a calendar year or other periodic basis and not yet paid or payable will be pro-rated for the portion of the calendar year or applicable period that has elapsed as at the Closing Date;

but excluding

	(iv)	amounts owing to any financial institution under any loan or credit arrangements, including amounts outstanding under any operating facility;

	(v)	sales taxes payable in respect of the transfer of the tangible personal property of the Business to the Corporation from the Vendor;

	(vi)	Shareholder's Advances and any funding provided by the Purchaser to the Corporation pursuant to section 2.6; and

	(vii)	taxes payable under the Tax Act for the period from January 1, 2001 up to the end of the taxation year of the Corporation that is deemed to end immediately prior to Closing;

(u)	"Disclosure Document" means a disclosure document dated the date of this Agreement and delivered by the Vendor to the Purchaser concurrently therewith;

(v)	"Effective Time" means 11:59 p.m. on the day prior to Closing Date;

(w)	"Employees" has the meaning set out in Article 8;

(x)	"Encumbrance" means any mortgage, lien, charge, restriction, legal notation, security interest, adverse claim, pledge, encumbrance or any rights of others;

(y)	"Environmental Audit" means the report and attachments thereto, titled "Pre-Acquisition Environmental Due Diligence Review of Norske Skog Mackenzie

Pulp Operations" prepared by Envirochem Services Inc. dated December 18, 2000 relating to the Business and Mill;

(z)

"Environmental Laws" means all applicable federal, provincial and municipal Laws, statutes, ordinances, bylaws, regulations and orders as at the date hereof relating to the protection or preservation of the environment (including, without limitation, indoor and ambient air) including without limitation the British Columbia Environmental Management Act, Waste Management Act, Environmental Assessment Act, Water Act, and the Federal Canada Water Act, Canadian Environmental Protection Act, Fisheries Act, Hazardous Products Act and Transportation of Dangerous Goods Act;

(aa)	"Environmental Permits" means all permits, licences, approvals, consents, authorizations, registrations, privileges, exemptions, waivers, variations, clearances, orders, certificates, rulings and other concessions under any Environmental Laws;

(bb)	"Excluded Trade Marks" means the name "Fletcher Challenge", the Fletcher Challenge lion head design, the name "Norske Skog", the Norske Skog design and the name "Triax" and design;

(cc)	"Fibre Supply Agreements" means the agreements for the supply of chips, pulplogs and wood residues to, for use in connection with or otherwise relating to the Business, other than short term purchase orders made in the ordinary course of business;

(dd)	"Financial Statements" has the meaning in subsection 3.1(bb);

(ee)	"Finished Goods" means all long fibre pulp and sawdust pulp in finished form produced by the Corporation at the Mill prior to, and owned by the Corporation at, the Effective Time;

(ff)	"GAAP" means generally accepted accounting principles in Canada;

(gg)	"Governmental Authority" means a federal, provincial, regional, municipal or local government or subdivision thereof including an entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government or subdivision;

(hh)	"Lands" means the lands described in Schedule A together with all standing timber, roads, fixtures and other improvements situate thereon or appurtenant thereto other than any fixtures and equipment owned by a utility in connection with the provision of utility services;

(ii)	"Law" means an applicable law, statute, or ordinance or an applicable rule or regulation thereunder;

(jj)	"Liabilities" means obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, losses, costs and expenses (including without limitation reasonable fees and disbursements of legal counsel, consultants, expert witnesses and other professionals), deficiencies and other charges;

(kk)	"Licences" has the meaning in subsection 3.1(k);

(ll)	"Mandated Remediation" means:

(i) any action directed, ordered or otherwise required by any Governmental Authority having jurisdiction pursuant to Environmental Laws; and

(ii) any action to prevent issuance of such a direction, order or other requirement of any Governmental Authority;

but only to the extent that the actions of the Purchaser or its representatives have not, directly or indirectly, prompted or initiated the direction, order or other requirement on the part of the Governmental Authority provided that any failure to act shall not be deemed to be prompting or initiating a direction, order or other requirement;

(mm)	"Materially Adverse" or similar wording used in this Agreement means, with respect to a Person, a fact, circumstance, event or term that could reasonably be expected to materially and adversely affect the financial condition, results of operation, business, assets, capital or prospects of that Person;

(nn)	"Mill" means the pulp mill and related facilities located at Mackenzie, British Columbia owned by the Vendor prior to December 31, 2000 and by the Corporation thereafter;

(oo)	"NYSE" means the New York Stock Exchange;

(pp)	"ordinary course of business" or similar wording used in this Agreement means business conducted in the normal and ordinary course consistent with past practice;

(qq)	"PTI Common Shares" means the shares of common stock of PTI with a par value of US$1.00;

(rr)	"Permitted Encumbrances" means:

(i) the reservations, limitations, provisos or conditions expressed in the original or other grants from the Crown of any of the Lands and the statutory exceptions to title currently applicable to those Lands;

(ii) a claim of right, title or jurisdiction which may be made or established by any aboriginal peoples by virtue of their status as aboriginal peoples to or over any lands, waters or products harvested therefrom;

(iii) undetermined or inchoate liens for taxes, assessments, rates, duties, charges or levies not at the time due;

(iv) undetermined or inchoate liens and charges incidental to current construction or current operations which have not been filed or registered in accordance with applicable law or of which written notice has not yet been duly given in accordance with applicable law or that relates to an obligation not yet due or delinquent;

(v) other than in respect of the Lands, such other non-financial rights, liens, charges and encumbrances which have been granted, or arose, in the normal course of the Business or do not, when regarded individually or as a whole, materially adversely affect the value of the Assets or materially impair their use in the Business as presently conducted by the Vendor; and

(vi) with respect to the Lands, the charges and agreements identified in Schedule A;

(ss)	"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, incorporated organization or any other entity;

(tt)	"Power Supply Agreements" means the power, energy and utility supply agreements relating to the Business;

(uu)	"Preferred Shares" means the 1,620,000 Class A Preference Shares in the capital of the Corporation issued to the Vendor pursuant to the Asset Transfer Agreement;

(vv)	"Property Interests" means any property owned, operated, occupied, managed, controlled, or leased by the Corporation in relation to the Business including, without limitation, the Lands;

(ww)	"Purchase Price" has the meaning set out in section 2.1;

(xx)	"Purchased Shares" has the meaning set out in section 2.1;

(yy)	"Sales and Sales Agency Agreements" means the pulp sales and agency sales agreements relating to the Business, other than spot sales made in the ordinary course of business that are made on commercially reasonable terms;

(zz)	"Scheduled Environmental Liabilities" means those liabilities listed on Schedule E;

(aaa)	"SEC" means the Securities Exchange Commission;

(bbb)	"Securities Act" means the Securities Act of 1933, as amended (United States);

(ccc)	"Shareholders Advances" means advances made by the Vendor to the Corporation on or after January 1, 2001 to the extent outstanding as at the Effective Time;

(ddd)	"Tax Act" means the Income Tax Act (Canada);

(eee)

"Taxes" means all taxes, duties, levies, withholding charges, assessments, reassessments and fees (including interest and penalties on any such amounts), of whatsoever nature or kind lawfully levied, assessed or imposed by any Governmental Authority;

(fff) "Trade Marks" has the meaning in subsection 3.1(k);

(ggg) "Transportation Contracts" means the transportation contracts relating to the Business; and

(hhh) "Working Capital" means, at any time, the amount by which the aggregate amount of the Current Assets at that time exceeds the aggregate amount of the Current Liabilities at that time.

1.2	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing genders include all genders.

1.3	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement is for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4	Generally Accepted Accounting Principles

All accounting terms not otherwise defined in this Agreement shall have the meanings ascribed to them in accordance with GAAP, applied consistently.

1.5	Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated in Canadian currency.

1.6	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of British Columbia and each of the parties hereby attorns to the jurisdiction of the Courts of British Columbia.

1.7	Disclosure Document and Schedules

The Disclosure Document and the following schedules attached hereto are integral to and form part of this Agreement:

Schedule	Subject

A	Lands
B	Pension and Benefits Separation Issues
C	Promissory Note
D	Security Agreement
E	Scheduled Environmental Liabilities
F	Division of Contracts
G	Consents on Closing
H	Responsibility for Environmental Audit Issues

ARTICLE 2
PURCHASE OF SHARES

2.1	Purchase and Sale

The Vendor hereby agrees to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase all of the issued and outstanding common shares (the "Purchased Shares") of the Corporation and the Shareholder's Advances on the Closing Date, free and clear of all Encumbrances, in accordance with and subject to the terms and conditions of this Agreement for a purchase price (the "Purchase Price"), subject to adjustment pursuant to this Article, consisting of:

	(a)	$106,800,000 in cash (the "Cash Amount") to be satisfied by a bank draft, certified cheque or other means acceptable to the Vendor and delivered at the Closing, as adjusted pursuant to section 2.2; and

	(b)	1,750,000 PTI Common Shares.

2.2	Determination of Working Capital and Finished Goods

	(a)	If the Corporation has an inventory of Finished Goods at the Effective Time which varies from the following amounts:

Types and Grade of Pulp	Tonnage(metric tonnes)

Long fibre	14,250

Sawdust pulp	10,600

then the Cash Amount will be adjusted to take that variance into account pursuant to subsection 2.2(c) and for the purposes of that adjustment:

(i)	"Finished Goods Amount" means the lower of cost or net realizable value at the Effective Time of the Finished Goods inventory of the Corporation at the Effective Time to a maximum of 14,962 tonnes in the case of long fibre pulp and 11,130 tonnes in the case of sawdust pulp;

	(ii)	in calculating the value of Finished Goods:

		(A)	"cost" means the lower of cost according to GAAP or $642 for long fibre pulp and $447 for sawdust pulp; and

		(B)	any amount denominated in any currency other than Canadian dollars shall be valued in Canadian dollars as provided in subsection 2.3(a);

(iii)

there will be no adjustment to the Cash Amount to take into account any excess of the Corporation's Finished Goods inventory at the Effective Time that is in excess of 14,962 tonnes in the case of long fibre pulp and 11,130 tonnes in the case of sawdust pulp; and

	(iv)	the amount of Finished Goods shall be established by a joint inventory count of two representatives of each of the Vendor and the Purchaser completed immediately prior to the Effective Time.

(b)

Promptly after the Closing, the Vendor will instruct the Vancouver, British Columbia office of KPMG LLP, chartered accountants, to prepare (based on data and financial statements supplied by the Vendor and the Corporation), in consultation with the Purchaser and the Vendor, a written statement setting out:

	(i)	the calculation of Current Assets, Current Liabilities and the Working Capital as at the Effective Time in accordance with this Agreement including reasonable particulars of that calculation; and

	(ii)	the Finished Goods Amount;

and to deliver such written statement to the Vendor and Purchaser within 60 days after the Closing Date.

(c)	On the third Business Day following the delivery of the statement referred to in subsection 2.2(b) or, if the Purchaser disputes the amount of Working Capital or the Finished Goods Amount and provides the Vendor with written particulars of the items in dispute prior to that third Business Day, once the calculation of the Working Capital amount or the Finished Goods Amount has been agreed or otherwise determined under section 2.4:

(i)

if the total of the Working Capital amount and the Finished Goods Amount exceeds $29,000,000, the Purchaser shall within two Business Days pay the amount of the excess, to a maximum of $3,000,000, by certified cheque or bank draft to the Vendor and the Cash Amount and Purchase Price will be increased by the amount of such payment; or

	(ii)	if the total of the Working Capital amount and the Finished Goods Amount is less than $29,000,000, the Vendor shall within two Business Days pay the Purchaser the amount of the difference by certified cheque or bank draft and the Cash Amount and the Purchase Price will be decreased by the amount of such payment.

The Parties will be permitted to perform reasonable verification procedures with respect to the value of the Working Capital at the Effective Time, including the attendance of representatives at counts of inventories included in Current Assets.

The Vendor agrees to use all reasonable efforts to cause the Corporation to have the Working Capital amount and the Finished Goods Amount total not more than $32,000,000 at the Effective Time. If despite the Vendor's and Corporation's efforts in this regard the total of the Working Capital amount and Finished Goods Amount is in excess of $32,000,000 at the Effective Time, the Purchaser shall, promptly after a request by the Vendor delivered at any time within five Business Days after the date that the Working Capital amount and Finished Goods Amount have been agreed or otherwise determined under section 2.4, cause accounts receivable in an aggregate principal amount of such excess, but to a maximum of $5,000,000, (net of the reserve allocated to those accounts received pursuant to subsection (d)) to be assigned to the Vendor without any payment therefor. The accounts receivable so transferred will, on average, have a profile in respect of amount, terms, date since invoice and collectability that is similar to the profile of the Corporation's accounts receivable as a whole as at the Effective Date.

	(d)	The Parties will monitor the process of collecting the Corporation's accounts receivable by way of joint review meetings held not later than the 120th , 150th , 180th and 210th day following the Closing Date. On or before the 210th day after the Closing Date, the Purchaser will deliver to the Vendor a notice identifying the accounts receivable of the Corporation on the Closing Date that have not been paid in full, and setting out the individual and aggregate amount of such non-payments, and the excess, if any, of such aggregate amount over the accounts receivable reserve amount established on Closing. Within two Business Days of receipt of such notice, the Vendor shall deliver a certified cheque or bank draft in the amount of such excess, and the Purchaser shall cause the Corporation to assign the uncollected accounts receivable to the Vendor. If accounts receivable have been collected in an aggregate amount that exceeds the principal amount thereof minus the reserve established at Closing, the Purchaser shall pay the amount of such excess to the Vendor by certified cheque or bank draft contemporaneously with the Purchaser's notice. For the purposes of this section 2.2, the reserve established at Closing shall be adjusted by a percentage amount equal to the percentage of the principal amount of the Corporation's accounts receivable at Closing, if any, that have been assigned to the Vendor pursuant to subsection 2.2(c).

2.3	Working Capital Valuation

For the purposes of any determination of the amount of any Current Assets and Current Liabilities:

	(a)	Current Assets and Current Liabilities denominated in any currency other than Canadian dollars shall be valued in Canadian dollars at the Bank of Canada noon rate of exchange for exchange between the relevant currencies on the day in which the Effective Time occurs;

(b)

raw materials included in Current Assets shall be valued at the lower of average delivered cost (which in the case of chips and sawdust only shall mean the average delivered cost for the 60 days prior to Closing) or net realizable value in accordance with GAAP applied on a basis consistent with that used in the preparation of the Vendor's most recent audited financial statements;

(c)

stores, supplies and spare parts included in Current Assets shall be valued on an aggregate basis at the lower of cost or replacement value (except to the extent they are obsolete or are no longer required and are to be disposed of, in which case they are to be valued and the lower of cost or net realizable value) in accordance with GAAP applied on a basis consistent with that used in the preparation of the Vendor's most recent audited financial statements;

	(d)	inventories of work in process included in the Current Assets shall be valued at the lower of cost or net realizable value at the Effective Time on the same basis as that used to value Finished Goods in section 2.2(a); and

	(e)	accounts receivable shall be valued at the principal amount thereof net of a reserve for doubtful accounts consistent with accounting procedures utilized by the Vendor.

2.4	Dispute Resolution

In the event of a dispute between the parties in respect of the amount of any Current Assets or Current Liabilities included in the calculation of the Working Capital amount or the Finished Goods Amount which is not resolved within 20 Business Days of the date the Vendor delivered its calculation of Working Capital to the Purchaser, or a dispute as to the accounts receivable assigned to the Vendor by the Purchaser pursuant to subsection 2.2(c), the dispute shall be referred to PricewaterhouseCoopers, Chartered Accountants in the City of Vancouver, or such other international firm of chartered accountants as the parties may agree (the "Independent Accountants"), for a review of the Vendor's determination of the amount of such Current Assets or Current Liabilities. Each of the Vendor and Purchaser will use all reasonable efforts to facilitate the determination thereof by the Independent Accountants and any determination by the Independent Accountants with respect to the amount of such Current Assets or Current Liabilities or assigned accounts receivable made in accordance with this section shall be final, conclusive and binding on the parties. Any adjustment required as a result of such determination shall be made between the Vendor and Purchaser within 5 Business Days of such determination. Each of the parties shall bear their own costs in respect of this process and shall share equally the costs associated with the Independent Accountants.

2.5	Liabilities Assumed by Vendor

Except to the extent that they are specifically assumed by the Purchaser or retained by the Corporation pursuant to this Agreement, the Vendor agrees to assume and to pay in full on Closing all Liabilities (other than Current Liabilities) of the Corporation as at the Effective Time.

2.6	Loan to Vendor

The Vendor and the Purchaser agree to cause the Corporation, contemporaneously with the Closing, to provide a loan to the Vendor in the amount of $16,200,000 (which amount shall be funded by the Purchaser), such loan to be evidenced by the execution by the Vendor and the Corporation of the promissory note in the form attached hereto as Schedule C. In addition, the Vendor hereby agrees to provide security to the Corporation in respect of all amounts advanced to the Vendor under the Promissory Note by pledging the Preferred Shares to the Corporation and the Vendor will execute a security agreement (the "Security Agreement") in the form attached hereto as Schedule D and such other documents and instruments reasonably necessary to perfect the Corporation's security interest in the Preferred Shares as at the time of Closing.

2.7	Securities Law Provisions

The Vendor hereby represents and warrants to the Purchaser that:

	(a)	Investment Purpose - The Consideration Shares to be received by the Vendor will be acquired by the Vendor for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act and any applicable state securities laws. By executing this Agreement, Vendor further represents that Vendor does not have any contract, undertaking, agreement or arrangement with any person to sell or transfer to such person or to any third person, with respect to any of the Consideration Shares.

	(b)	Investor Status - The Vendor is an "accredited investor" as that term is defined in SEC Rule 501 of Regulation D as promulgated under the Securities Act.

(c)

Reliance on Exemptions - The Vendor understands that the Consideration Shares are being offered and sold to it in reliance on Regulation D and that PTI is relying upon the truth and accuracy of, and the Vendor's compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Vendor set forth herein in order to determine the availability of Regulation D and the eligibility of the Vendor to acquire such Consideration Shares.

(d)	Restricted Securities - Vendor understands that the Consideration Shares it is purchasing are characterized as "restricted securities" under United States securities laws inasmuch as they are being acquired from PTI in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Vendor understands that the Consideration Shares have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered under the Securities Act or (ii) Vendor shall have delivered to PTI an opinion of counsel, in a form reasonably acceptable to PTI counsel, to the effect that the Consideration Shares to be sold, assigned or transferred may be sold, assigned or transferred without registration under the Securities Act and in compliance with an applicable exemption from such registration.

	(e)	Information - The Vendor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of PTI and materials relating to the offer and sale of the Consideration Shares which have been requested by the Vendor. The Vendor and its advisors, if any, have been afforded the opportunity to ask questions of PTI. The Vendor acknowledges that it can bear the economic risk of its investment. The Vendor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Consideration Shares.

	(f)	No Government Review - The Vendor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Consideration Shares or the fairness or suitability of the investment in the Consideration Shares nor have such authorities passed upon or endorsed the merits of any offering of the Consideration Shares.

	(g)	Legend - Vendor understands that the certificates or other instruments representing the Consideration Shares shall bear a restrictive legend in substantially the following form (and PTI shall be required to issue a stop-transfer order against transfer of such stock certificates if the Consideration Shares are not transferred in accordance with the following legend):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE 1933 ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT, UNLESS SECURITIES ARE RESOLD IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE 1933 ACT, AND ANY APPLICABLE STATE SECURITIES LAWS.

2.8	Covenants of Vendor Relating to Consideration Shares

The Vendor agrees with the Purchaser that, without the prior consent of the Purchaser:

	(a)	it will not knowingly sell any Consideration Shares to an entity engaged in the production of forest or wood products, including pulp and paper, or any Affiliate of such entity except for a tender of Consideration Shares permitted by subsection 2.8(g);

(b)	for a period of two years following the Closing Date neither the Vendor nor its Affiliates will acquire:

(i) any PTI Common Shares (other than the Consideration Shares), or

(ii) any other rights or interests in or with respect to PTI Common Shares, including without limitation any short position;

(c)

it will not sell in excess of 100,000 Consideration Shares per month through normal course sales through the NYSE, except for block trades within the limitations described in subsection 2.8(d), provided that such sales, when added to the Consideration Shares sold in that month pursuant to subsection 2.8(d) do not exceed 400,000 Consideration Shares in that month;

(d)	it will not effect block trades in amounts of less than 50,000 Consideration Shares per trade, and not in aggregate amounts in any particular month that, when added to Consideration Shares sold in that month pursuant to subsection 2.8(c), exceed 400,000 Consideration Shares in that month, provided that the Purchaser will, subject to the provisions of subsections 2.8(a) and 2.8(e), cooperate with the Vendor on a best efforts basis in the sale of blocks of 500,000 or more Consideration Shares, and provided further that the restriction on the size of block trades in any month under this subsection 2.8(d) shall not be applicable once the Vendor owns less than 750,000 Consideration Shares;

(e)	no sale of Consideration Shares will be effected at a price per Consideration Share below the greater of the following applicable percentage of the price of the last trade of PTI Common Shares on the NYSE immediately prior to such sale, or that same percentage of the weighted average trading price of PTI Common Shares on the NYSE on the last full trading day prior to the date of the sale:

Size of Sale Transaction	Maximum Discount

Less than 500,000 shares	10.0%

500,000 to 1,000,000 shares	12.5%

Over 1,000,000 shares	15.0%

(f)	the Vendor will not transfer any Consideration Shares to an Affiliate of the Vendor unless the Affiliate agrees in writing with the Purchaser to be bound by the provisions of this section 2.8.

(g)	neither the Vendor nor its Affiliates will:

(i) participate in or act jointly or in concert with or support or agree to support (including by way of any agreement to tender Consideration Shares) any person that initiates or participates in a tender offer for PTI Common Shares, except to tender Consideration Shares to an offeror under the terms of a tender offer in respect of which the board of directors of PTI has recommended acceptance or to which greater than 50% of the outstanding PTI Common Shares have been tendered, or

		(ii)	grant proxies with respect to, or vote or agree to vote the Consideration Shares in favour of any resolution proposed for adoption by PTI shareholders which has not been approved and recommended for adoption by the board of directors of PTI;

provided that all of the foregoing provisions of this section 2.8 shall cease to be applicable once the Vendor owns less than 250,000 Consideration Shares.

ARTICLE 3 REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1	Vendor Representations and Warranties

The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares:

	(a)	Status of the Vendor - the Vendor is a duly incorporated, organized and validly existing company in good standing under the Laws of Canada, has the corporate power to own its property and assets, to carry on its business as now being conducted by it and to carry out the transactions contemplated by this Agreement and is duly qualified to do business as an extra-provincial or foreign corporation where the ownership or operation of its assets or properties, or the conduct of its business requires such qualification;

	(b)	Due Authorization - the execution and delivery of this Agreement by the Vendor and the Corporation and the other documents to be executed and delivered by the Vendor and the carrying out of the transactions contemplated hereby on the part of the Vendor and the Corporation have been duly authorized by all necessary corporate action on the part of the Vendor and the Corporation;

	(c)	No Conflicts or Violations - neither the entering into of this Agreement and the other documents to be executed and delivered by the Vendor and the Corporation nor the completion of the transactions contemplated hereby in accordance with the terms hereof will result in:

		(i)	a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both could constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of or under:

			(A)	the Vendor's or the Corporation's constating or organizational documents, including any resolutions of its shareholders or directors;

			(B)	any applicable Law;

			(C)	any agreement, arrangement or understanding to which it or the Corporation is a party or by which either of them or their properties are bound or affected;

subject to compliance with the Competition Act (Canada) and, if necessary, the Investment Canada Act (Canada) and the Hart-Scott Rodino Anti-Trust Improvement Act and obtaining any consents of Agencies, Governmental Authorities or third parties required under the Contracts and Licences in respect of the transactions contemplated by this Agreement;

(ii) the imposition of any Encumbrance upon any of its assets or the assets of the Corporation that, individually or in the aggregate, could reasonably be expected to be Materially Adverse to the Business as a whole;

(d)	Consents - except as set forth in the Disclosure Document, the execution, delivery and performance of this Agreement or the transactions contemplated by this Agreement or the Asset Transfer Agreement will not require the Vendor or the Corporation to obtain any consent, authorization or approval or order-in-council of, or make any filing with, any Person, except where the failure to obtain such consents, authorizations or approvals would not be reasonably likely to have a Material Adverse effect on the Business, or would not be reasonably likely to prohibit or materially delay the Vendor's obligations to consummate the transactions contemplated by this Agreement;

(e)	Authorized and Issued Capital - the authorized capital of the Corporation consists of 10,000 common shares without par value, 10,000,000 Class A Preference Shares with a par value of $10 each and 10,000,000 Class B Preference Shares with a par value of $10 each, of which 2 common shares and the Preferred Shares will be issued and outstanding on the Closing Date;

(f)	Ownership of Shares - the Vendor is, and will immediately prior to Closing be, the sole legal and beneficial owner of the Purchased Shares and the Preferred Shares free and clear of all Encumbrances, which together will consist of all of the issued and outstanding shares in the capital of the Corporation and all of which will be issued and outstanding as fully paid and non-assessable;

(g)	No Agreements or Options - except for this Agreement, there are no pre-emptive or other outstanding options, agreements, rights or commitments (including convertible or exchangeable securities, warrants or convertible obligations of any kind) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Vendor of any issued and outstanding shares of the Corporation or for the sale or issue by the Corporation of any unissued shares or other equity interest in the Corporation;

(h)	Subsidiaries and Investments - the Disclosure Document sets forth a description of all the shares, debt obligations or other interests held by the Corporation in any corporation, joint venture, partnership, association or other entity, all such shares, debt obligations or other interests are held by the Corporation free and clear of all Encumbrances, and the Corporation does not own, directly or indirectly, nor does it have any obligation to acquire, any debt obligations, shares or other interest in any other corporation, joint venture, partnership, association or other entity;

(i)	Status of the Corporation - the Corporation is a duly incorporated and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own its property and assets and to carry on the Business and is duly qualified to do business as an extra-provincial or foreign corporation in each jurisdiction where the ownership or operation of the Business requires such qualification;

(j)	Title to Assets - on the Closing Date, the Corporation will legally and beneficially own, hold or be entitled to the benefit of the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances;

(k)	Business Assets - Schedule A lists all real property owned or to be owned (both legally and beneficially) on the Closing Date by the Corporation which is used in the operation of the Business. The Disclosure Document lists:

	(i)	all foreshore and other leases of land, licences, permits, authorities and permissions held by the Vendor or the Corporation relating to the Business which are material to the operation of the Business (the "Licences");

	(ii)	all Fibre Supply Agreements, Sales and Sales Agency Agreements, Transportation Contracts, Power Supply Agreements and other contracts material to the operation of the Business (collectively the "Contracts") other than short term purchase agreements made in the ordinary course of business;

	(iii)	all contracts, agreements and commitments between the Vendor or any of its Affiliates and the Corporation with respect to the Business;

	(iv)	all trade marks and trade names used in the operation of the Business (the "Trade Marks") other than the Excluded Trade Marks;

	(v)	a description, particulars, estimated amounts and stage of completion of all capital projects or capital expenditures in respect of the Business which are in progress or committed at this time;

but does not list any contracts relating to the Vendor's outsourcing arrangements for information technology, pension benefits administration and human resources and payroll administration which are being retained by the Vendor;

(l)	No Other Contracts - except for the Contracts and Licences, the Corporation will not be a party to, or bound by, any contract, agreement or commitment of any kind which is to be performed or as to which the Corporation may have any right or obligation after the Closing other than:

	(i)	contracts which are not material to the operation of the Business that have been entered into in the ordinary and usual course of the Business consistent with past practice and

		(A)	pursuant to which the Corporation is not or would not be obligated to expend, or entitled to receive, more than $75,000 in any 12-month period; or

	(B)	are subject to cancellation by the Corporation upon less than three months' notice without incurring any expenditure and without penalty or increased cost;

(ii)

contracts for the purchase of raw materials and the sale of finished products in the ordinary course of business at market prices which do not individually represent an expenditure or receipt of more than $500,000;

	(iii)	contracts, agreements or commitments in respect of capital projects or capital expenditures of the Business identified in the Disclosure Document; and

	(iv)	contracts, agreements or commitments approved by the Purchaser, which approval is not to be unreasonably withheld or delayed;

(m)	No Defaults - except as may be set out in the Disclosure Document, neither the Vendor nor the Corporation is in default in any respect under, and there exists no event, condition or occurrence known to the Vendor which, after notice or lapse of time or both would constitute such a default by the Vendor or the Corporation under, any Licence or Contract or any other agreement by which the Vendor or the Corporation are bound and the consequences of which default would be Materially Adverse to the Business taken as a whole;

(n)	Encroachments and Buildings - all of the Buildings are currently in conformity in all material respects with applicable Laws and the main buildings and principal facilities relating to the Mill do not encroach on any property owned by any Person other than the Corporation except to the extent that the Corporation has the legal or contractual right to maintain such encroachment;

(o)	Expropriation - no notice of any condemnation or expropriation proceeding which would preclude or impair the use of the Lands for the operation of the Business has been received by the Vendor or, to the best of the Vendor's knowledge and belief, is pending or threatened against any of the Lands;

(p)

Work Orders - except as may be set out in the Disclosure Document, no work orders relating to the Lands which remain outstanding have been received by the Vendor from any Governmental Authority, police department, fire department, sanitation, health or safety authorities or from any other Person and there are no matters under discussion with or by the Vendor relating to any such work orders;

(q)	Zoning - the Lands are currently zoned to permit the activities currently carried out on the Lands as part of the Business;

(r)	Agreements with Governmental Authorities - the Vendor has not entered into any agreement affecting the Lands with any Governmental Authorities or any other authority having jurisdiction over Lands except for covenants included in Permitted Encumbrances;

(s)	Taxes - all property, municipal, school, general and special taxes, rates, assessments, local improvements charges, frontage taxes, business taxes, development cost charges, other subdivision charges and costs and other levies which are chargeable against the Lands and which are payable by the Vendor have been paid in full;

(t)	Special Levies - the Vendor has not entered into any agreement with any Governmental Authorities or any other authority having jurisdiction over the Lands which would have the result of making the Lands subject to any sewer charges, local improvement rates or charges of a similar nature other than those that are currently assessed against the Lands and the Vendor has not received notice that any such rates or charges shall be, or are proposed to be, levied against the Lands;

(u)

Leases - the Vendor has not leased, licensed or otherwise granted occupation of any of the Lands and Buildings or any part thereof, to any Person, save and except to the extent that such leases, licenses or other rights of occupation have been disclosed in the Disclosure Document or constitute Permitted Encumbrances;

(v)

Land Claims - no written notice has been received by existing senior management of the Vendor (which for the purposes hereof means the President and Vice President of the Vendor as at the date hereof) of any claim in respect of aboriginal rights or title specific to the Lands which would have a Material Adverse effect on the Business and is not generally known to the public or forest companies in British Columbia or otherwise in the public domain;

(w)	Litigation - except as set out in the Disclosure Document, there is no action, suit, order, work order, petition, prosecution or other similar proceeding (whether or not purportedly on its behalf), pending or, to the best of the Vendor's knowledge, threatened against the Vendor or the Corporation and affecting the Business at law or in equity or before or by any Agency or Governmental Authority, domestic or foreign, which, if partially or wholly successful, would have a Material Adverse effect on the Business;

(x)	Environmental Matters - except as disclosed in the Disclosure Document:

(i) Compliance with Environmental Laws - the Corporation, the Assets and the operation of the Business whether by the Corporation or by the Vendor have at all times in the five years prior to the Closing Date been and continue to be in compliance in all material respects with all Environmental Laws;

(ii) Environmental Permits - the Corporation holds all Environmental Permits required in connection with the Business and the Assets. All such Environmental Permits are in good standing and are being and have been complied with in all material respects. The Disclosure Document contains a complete list of all such Environmental Permits. No proceeding is pending or threatened and no steps have been taken by any Governmental Authority or other person to revoke, modify or limit any of the Environmental Permits and, to the best of the Vendor's knowledge, no grounds exist for any such proceeding or steps;

(iii)	Activities - neither the Vendor in connection with the Business nor the Corporation has released, transported, treated, processed, distributed, stored, used, manufactured, handled, disposed of or exposed its employees or other persons to Contaminants or caused, authorized or permitted any of the foregoing except in material compliance with all applicable Environmental Laws;

(iv)	Condition of Property Interests - neither the Vendor nor the Corporation has any notice or knowledge that the Property Interests contain Contaminants except in levels permitted under Environmental Laws for industrial properties similar to the Business. To the best of the Vendor's knowledge, no Contaminants have been or are being released on or from or migrating through property adjoining or in the vicinity of the Property Interests that might migrate to or affect the Lands;

(v)	Historic Sites - all of the Property Interests held by the Corporation in connection with the Business are listed on the Disclosure Document. Neither the Vendor nor the Corporation is a current or former "owner" or "operator" (as defined in the British Columbia Waste Management Act) of any site now or previously connected in any way with the Business other than the Property Interests listed on the Disclosure Document;

(vi)	Landfills - there are no landfills or disposal areas on the Lands and there are no landfills or disposal areas that have been or are being used by the Vendor or the Corporation on the Property Interests other than the Lands;

(vii)	Tanks and PCB's - there are no and there never have been any underground storage tanks located on any of the Lands or PCB's or equipment containing PCB's used or stored on the Property Interests;

(viii)	Disposal of Contaminants - none of the Vendor, the Corporation, Norske Skog Canada Limited or any subsidiary (as defined in the British Columbia Company Act) has disposed of or arranged for the disposal of Contaminants in relation to the Business other than British Columbia and Alberta and all such disposal occurred at licensed facilities and in compliance with all applicable Laws;

(ix)	Environmental Agreements - neither the Corporation nor the Vendor nor any Affiliate of the Vendor is a party to any agreement, consent order or other document under which the Corporation could have any liability with respect to environmental matters and neither the Corporation nor the Vendor nor any Affiliate of the Vendor has at any time given any written undertakings with respect to remedying any breach of, or liability under, Environmental Laws or Environmental Permits with respect to the Business, the Assets or the Property Interests that have not been duly performed in all material respects;

(x)	Claims - to the best of the Vendor's knowledge there are no outstanding, pending or threatened Claims against the Vendor or the Corporation with respect to the environmental condition of the Business, the Assets or the Property Interests or alleging any breach of, default or liability under

Environmental Laws with respect to the Business, the Assets or the Property Interests, or relating to the presence of any Contaminant or a release or a threat of a release of any Contaminant on, at, from or to any Property Interest or relating to exposure of any Person to any Contaminant and to the best of the Vendor's knowledge no facts exist which could give rise to any such Claim;

	(xi)	Environmental Disclosure - the Vendor has fully disclosed to the Purchaser all environmental reports, site assessments, audits, studies, evaluations, tests and records in the possession or control of the Vendor with respect to the Business, the Assets and the Property Interests and the Vendor has fully disclosed to the Purchaser all material facts and circumstances known to the Vendor relating to the environmental condition of the Business, the Assets and the Property Interests ; and

	(xii)	Environmental Expenditures - the Vendor is not aware of any expenditures except in respect of those matters identified in the Disclosure Document or the Environmental Audit required to be made in order for the Business, the Assets or the Property Interests to be in material compliance as at the date hereof with any Environmental Laws or to obtain the renewal of any Environmental Permit;

(y)	Compliance with Laws - except for any conflicts, defaults or violations which would not, individually or in the aggregate, have a Materially Adverse effect on the Business or as disclosed in the Disclosure Document, neither the Vendor nor the Corporation has received any notice from any Governmental Authority or Agency that it is in conflict with, or in default or violation of, any zoning requirement, bylaw, law, rule, regulation, order, permit, judgment or decree applicable to the Vendor or the Corporation or by which any of the Assets or the Business is bound or affected;

(z)	Employees - with respect to the Employees:

	(i)	except as set out in the Disclosure Document, no non-union Employee has any written or oral employment agreement which provides for a period of notice of termination of employment, or any severance payment in addition to or in lieu thereof, which is greater than that to which such Employee would reasonably be expected to have at common law or by statute;

	(ii)	the only pension, medical, insurance, housing, financing, profit-sharing, stock option, incentive plan or other employee benefit plans existing in respect of the Employees are listed in the Disclosure Document and complete copies of all such written pension plans and benefit plans or, where oral, written summaries of the material terms thereof, have been provided or made available to the Purchaser together with all booklets, summaries or manuals prepared for or circulated to, and written communications of a general nature concerning any such pension plans or benefit plans. Except as described in the Disclosure Document, there are no pending amendments, modifications or restatements of any such pension plans or benefit plans, or any improvements in benefits promised, under any such pension plans or benefit plans;

	(iii)	all contributions or premiums required to be paid in respect of each of the Vendor's pension plans and benefit plans relating to the Employees have been paid in a timely fashion in accordance with the terms thereof and all applicable Laws and the Vendor has not taken any contribution holidays under any pension plan relating to the Active Salaried Employees as defined in section 8.1 except to the extent that the Vendor was entitled to take such contribution holidays under the terms of such pension plan and under applicable Law;

	(iv)	there is no proceeding, action, suit or claim (other than routine claims for benefits) pending or, to the knowledge of the Vendor, threatened involving any of the Vendor's pension plans or benefit plans relating to the Employees, and no facts exist which could reasonably be expected to give rise to any such proceeding, action, suit or claim (other than routine claims for benefits);

	(v)	all data respecting each Employee's age, job classification, salary (if applicable), years of employment by the Vendor and entitlement to benefits under the Vendor's pension plans and benefit plans as specified in this Agreement has been provided to the Purchaser in the Disclosure Document and is accurate in all material respects;

	(vi)	except for the Collective Agreement, the Vendor is not directly or indirectly a party to any collective or other agreement or understanding with any labour union or association of employees relating to the Employees and the Collective Agreement has not been amended except as described in the Disclosure Document; and

	(vii)	there is not any unfair labour practice, dispute, complaint or grievance against the Vendor pending, or to the best of the Vendor's knowledge, threatened before any labour relations board or arbitration panel with respect to any of the Employees as at the date hereof except as set out in the Disclosure Document and thereafter except as set out in the Disclosure Document or which, if partially or wholly successful, would have a Material Adverse effect on the Corporation or the Business;

(aa)	Records and Financial Statements - the financial books and records maintained by the Vendor and the Corporation with respect to the Business disclose all material financial information with respect to the Assets and the Business and fairly and correctly set out and disclose, in all material respects in accordance with GAAP, the results of operations of the Business to the respective dates of recording in such books or records, and all material financial transactions of the Vendor and the Corporation relating to the Business which, in accordance with GAAP should be recorded, have been accurately recorded in such books and records;

(bb)	Financial Statements - the operating statements with respect to the Business contained or referred to in the Disclosure Document (the "Financial Statements")

have been prepared using the standard accounting policies of the Vendor for divisional statements and fairly present the results of the Business for the periods indicated therein;

(cc)	Absence of Changes - since December 31, 2000, there has been no change in the nature or condition of the Assets or the Business which has had a Materially Adverse effect on the Business or which might reasonably be expected to have a Material Adverse effect on the Business, other than any change in the general business conditions or any change in the markets or prices for principal products sold or consumed by the Business;

(dd)	Forward Commitments - all outstanding forward commitments to purchase inventories, machinery, equipment and spare parts have been made in the ordinary course of business;

(ee)	Tax Matters -

(i) except as disclosed in the Disclosure Document, the Corporation has duly and timely filed, or caused to be filed, all Tax returns required to be filed (all of which returns were correct and complete in all material respects) with the appropriate Governmental Authority and has paid, or caused to be paid, all Taxes, including all instalments on account of Taxes for the current year that are due and payable by it whether or not assessed by the appropriate Governmental Authority, and the Corporation has provided or will have provided adequate accruals in its books and records and in accordance with GAAP for any Taxes for the period from January 1, 2001 up to the taxation year of the Corporation that is deemed to end immediately prior to Closing. No material Tax liability not reflected in the Financial Statements or the Disclosure Document has been assessed, proposed to be assessed, incurred or accrued;

(ii) except as disclosed in the Disclosure Document, the Corporation has not requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (A) to file any Tax return covering any Taxes for which the Corporation is or may be liable, (B) to file any elections, designations or similar filing relating to Taxes for which the Corporation is or may be liable, (C) the Corporation is required to pay or remit any Taxes or amounts on account of Taxes, or (D) any Governmental Authority may assess or collect Taxes for which the Corporation is or may be liable;

(iii) except as disclosed in the Disclosure Document, (A) as at the date hereof there are no actions, suits, proceedings, investigations, audits or claims now pending or, to the knowledge of the Corporation, threatened, against the Corporation in respect of any Taxes, (B) as at the date hereof there are not material matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, (C) there are no actions, suits, proceedings, investigations, audits or claims pending or, to the knowledge of the Corporation, threatened, against the Corporation in respect of Taxes, and (D) there are no material matters under discussion, approval or appeal with any Governmental Authority relating to Taxes;

	(iv)	except as disclosed in the Disclosure Document, the Corporation has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws, to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority;

	(v)	the Vendor has controlled the Corporation since the Corporation was incorporated and for purposes of the Tax Act or any applicable provincial or municipal taxing statute, no other Person or group of Persons has ever acquired or had the right to acquire control of the Corporation;

	(vi)	except as disclosed in the Disclosure Document, none of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the taxation legislation of any province or any other jurisdiction, have applied or will apply to the Corporation at any time up to and including the Closing Date;

	(vii)	the Corporation has not acquired property from a non-arm's length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act;

	(viii)	the Corporation is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is 866095995;

	(ix)	the Corporation has not filed any Tax elections, designations or similar filings which will be applicable for any period ending after the Closing Date; and

	(x)	the Corporation is not and has not been required to file a United States federal or state tax return and is not subject to or required to pay any Taxes to the government of the United States or any state of the United States or any instrumentality thereof;

(ff)	Liabilities - the Corporation did not carry on any business prior to its acquisition of the Business and the Corporation has no material Liabilities other than those arising from its acquisition of the Assets and the Business and its operation of the Business in the ordinary course since December 31, 2000;

(gg)	Non-Arm's Length Arrangements - except as set out in the Disclosure Document and as contemplated by this Agreement the Corporation:

	(i)	is not a party to or bound by any contract, agreement or commitment or have any indebtedness or liability to the Vendor or any of its Affiliates or with any person with which the Corporation does not deal at arm's length; and

(ii) does not receive any services from, or provide any services to, the Vendor or its Affiliates, other than head office services provided to the Corporation by the Vendor or its Affiliates;

	(hh)	Public Disclosure Documents - the documents of Norske Skog Canada that have been filed with the British Columbia Securities Commission at their respective dates were true, correct and accurate in all material respects, contained no misrepresentation (as defined in the Securities Act (British Columbia)) and were prepared in accordance with and complied with all securities laws, regulations, rules and policy statements applicable thereto.

3.2	Acknowledgement of Purchaser

The Purchaser hereby acknowledges that it has had, and will have the opportunity to examine the Assets and the state of the Business and has received and reviewed a copy of the Environmental Audit and that, other than as expressly warranted by the Vendor in this Agreement, the Vendor has not made nor has the Purchaser relied upon any representation, warranty, condition or collateral agreement, express, implied or statutory, as to the nature, quality, condition, enforceability, legal status or fitness for any particular purpose of any of the Assets, any environmental matters or conditions in respect of the Assets or the Business or the existence, effect or potential effect of any native land claims or similar claims in respect of aboriginal rights or title relating to any of the Assets of the Business.

3.3	Purchaser's Representations and Warranties

The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the sale of the Assets:

	(a)	Status of Purchaser - the Purchaser is a duly incorporated, organized and validly subsisting company in good standing under the Laws of British Columbia and has the corporate power to enter into this Agreement and carry out the transactions contemplated by this Agreement;

	(b)	Due Authorization - the execution and delivery of this Agreement and the other documents to be executed and delivered by the Purchaser hereunder and the carrying out of the transactions contemplated hereby by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser; and

	(c)	No Conflicts or Violations - the entering into of this Agreement, and the other documents and agreements to be delivered by the Purchaser hereunder and the completion of the transactions contemplated hereby and thereby will not result in the violation of any Law or any of the terms and provisions of the constating documents of the Purchaser or of any indenture or other agreement, written or oral, to which the Purchaser may be a party or by which it is bound.

3.4	PTI's Representations and Warranties

PTI represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying upon such representations and warranties in connection with the sale of the Purchased Shares:

	(a)	Organization and Standing - PTI is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease, license and operate the properties and assets currently owned, leased, licensed and operated by it, and is duly qualified or licensed to transact business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the failure to qualify would have a Material Adverse effect on its business or properties; and each subsidiary of PTI has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation;

	(b)	Capitalization - The authorized capital of PTI consists of 20,000,000 shares of PTI common stock with a par value of US$1.00 ("PTI Common Shares") and 1,500,000 shares of preferred stock with a par value of US$10.00. As of March 2, 2001, an aggregate of 13,866,689 PTI Common Shares are issued and outstanding and no shares of preferred stock are issued and outstanding. All the issued and outstanding PTI Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon PTI and were issued in compliance with all applicable constating documents of PTI and all applicable federal, state and foreign securities laws, rules and regulations. PTI is not bound by any outstanding pre-emptive rights with respect to the issuance of any of the PTI Common Shares or any other stock of PTI;

	(c)	Agreement Authorized and its Effect on Other Obligations

(i) PTI has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to issue and sell the Consideration Shares to the Vendor as contemplated in this Agreement.

(ii) All corporate action on the part of PTI, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of PTI hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Consideration Shares has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered by PTI (and assuming due authorization, execution and delivery by the Vendor), shall constitute the valid and legally binding obligation of PTI, enforceable against PTI in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and by general principles of equity.

(iii) The execution, delivery or performance of this Agreement by PTI, the consummation of the transactions contemplated hereby by PTI (including the issuance and sale of the Consideration Shares), and compliance with the provisions hereof by PTI will not (A) conflict with, or result in any violation of, the constating documents of PTI, (B) result in the creation of any Encumbrance upon any of the material properties or assets of PTI, or (C) assuming that the consents, approvals and authorizations required in respect of the transactions contemplated by this Agreement are duly obtained, result in any breach of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PTI or its material subsidiaries or their respective properties or assets, except, in the case of clauses (B) and (C) above, for such Encumbrances, breaches, defaults, rights or losses which would not reasonably be expected to have a material adverse effect on PTI.

(d)	Liabilities - PTI does not have any material liabilities or obligations, either accrued, absolute, contingent or otherwise, or have any knowledge of any potential material liabilities or obligations, other than those disclosed in the audited consolidated financial statements of PTI for the fiscal year ended December 31, 2000 or the PTI Securities Reports (as defined below) or incurred in the ordinary course of business since December 31, 2000.

(e)	Securities Reports and Financial Statements, Books and Records - PTI has filed all forms, reports and documents with securities regulatory authorities required to be filed by it pursuant to applicable securities statutes, regulations, policies and rules, including, but not limited to, the Securities Act and the Securities Exchange Act of 1934, as amended (collectively the "PTI Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the PTI Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f)	Litigation; Investigations - Other than as disclosed in the PTI Securities Reports, there is no claim, action, suit, proceeding or, to the knowledge of PTI, investigation pending or, to the knowledge of PTI, threatened, against PTI or any of its subsidiaries, which individually or in the aggregate, would result in a material adverse change in PTI and its subsidiaries considered as a whole, nor is there any judgment, decree, injunction, rule or order of any Agency or arbitrator outstanding against PTI or any of its subsidiaries which has, or could reasonably be foreseen to have, any such effect.

(g)	Third Party Consents - Except as provided in this Agreement, no consents, assignments, waivers or authorizations of any third party are necessary in connection with the issue and sale of the Consideration Shares by PTI or the consummation by PTI of the transactions contemplated hereby, other than any such consents, assignments, waivers and authorizations, the failure of which to obtain would not have a material adverse effect on PTI's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(h)	Governmental Consents - Except as provided in this Agreement, no consents, approvals, authorizations, orders, registrations or qualifications of or with any Governmental Agency is required for the issue and sale of the Consideration Shares by PTI or the consummation by PTI of the transactions contemplated hereby, other than (i) such consents, approvals, authorizations, registrations or qualifications as may be required under any provincial securities laws, state securities laws or "blue sky" laws and (ii) any such consents, approvals, authorizations, registrations or qualifications, the failure of which to obtain would not reasonably be expected to have a material adverse effect on PTI's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(i)	Authorization of Consideration Shares - The Consideration Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable.

(j)	Violation of Constating Documents - Except as disclosed in the PTI Securities Reports, neither PTI nor any of its material subsidiaries is in violation in any material respect of its constating documents or in default in the performance or observance of any obligation, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement, lease or other material agreement or instrument to which it is a party or by which it or any of its properties may be bound, which in any such case would reasonably be expected to have a material adverse effect on PTI's business or properties.

(k)	Registration Rights - Except as contemplated herein and except as disclosed herein or in the PTI Securities Reports, PTI has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

(l)	Labour Disputes - To the knowledge of PTI, no material labour dispute with the employees of PTI exists or is imminent.

(m)	Environmental Matters - Except for any noncompliance that would not reasonably be expected to have a material adverse effect on PTI, and except as disclosed in the PTI Securities Reports, PTI and each of its material subsidiaries are in compliance with all applicable Environmental Laws and all Environmental Permits held by PTI and each such subsidiary.

(n)	No Other Representations or Warranties - Except for the representations and warranties contained in this section 3.4, neither PTI nor any other person or entity has made or is making any other express or implied representation or warranty on behalf of PTI.

ARTICLE 4 PRE-CLOSING MATTERS

4.1	Operations Until Closing

Except as otherwise contemplated by this Agreement or agreed between the Vendor and the Purchaser, from the date of this Agreement until the Closing Date, the Vendor will, and will cause the Corporation to:

	(a)	carry on the Business in the ordinary except as may be required in order to meet its commitment relating to the Working Capital amount and the Finished Goods Amount as set out in subsection 2.2(c);

	(b)	use all reasonable commercial efforts to preserve intact the Business organization and goodwill, to keep available the Employees of the Business as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom they have business relationships;

	(c)	maintain the books, records and accounts of the Corporation in the ordinary course, consistent with past practice and record all transactions on a basis consistent with that practice;

	(d)	do all repairs and maintenance to the machinery and equipment included in the Assets as is necessary or advisable in the ordinary course of operation consistent with past practice; and

	(e)	maintain or cause to be maintained insurance on the Assets as they are insured on the date of this Agreement.

4.2	Negative Covenants of the Vendor

Except as contemplated by this Agreement, or consented to in writing by the Purchaser (such consent not to be unreasonably withheld or delayed) the Vendor will cause the Corporation not to do, or permit any of the following to be done, from the date of this Agreement until Closing:

	(a)	the alteration of any of the constating documents of the Corporation;

	(b)	declaring or paying any dividend or making any other distribution on any of its shares of any class, or resolving to reduce its share capital in any way or repurchasing, redeeming or otherwise acquiring any of its shares or, pay any amount whatsoever or howsoever to the Vendor or any of its Affiliates other than:

(i) cash dividends or distributions to the Vendor in respect of earnings of the Corporation during the period from January 1, 2001 to the Closing Date;

(ii) payment of sales commissions to Norske Skog Canada Pulp Sales Inc. under the sales agency agreement between the Corporation and Norske Skog Canada Pulp Sales Inc. dated January 1, 2001;

(iii)

payment of management fees and cost reimbursements to the Vendor in respect of its management and operation of the Business under the management services agreement between the Corporation and the Vendor dated January 1, 2001;

(c)	making an allotment of, or issuing or granting an option to subscribe for, any of its shares, or agreeing to make such an allotment or to issue such shares or to grant such an option, or issuing or agreeing to issue convertible or exchangeable securities;

(d)

except for scheduled increases in compensation, granting or committing to any officer, director or Employee of the Vendor or its Affiliates who will become an officer, director or Employee of the Corporation on Closing any increase in compensation or in severance or termination payments, or entering into new, or amending existing, agreements, respecting employment or compensation (including the benefit plans, bonuses, pensions, insurance, other benefits, stock options, profit sharing and stock appreciation rights) with such a person, except as may be required by Law and except in the ordinary course of the Business in which case, only after consultation with the Purchaser;

(e)	incurring any indebtedness for borrowed money, except in the ordinary course of the Business and except for Shareholders Advances necessary to fund expenditures for the Business in the ordinary course of business;

(f)	except for any capital expenditures identified in the Disclosure Document, approving or committing to any capital expenditures in respect of the Business exceeding $250,000 in aggregate;

(g)	make any change in the method of billing customers or the credit terms made available by the Vendor to the customers of the Business except in the ordinary course of business consistent with past practice;

(h)	except as specifically provided in this Agreement or where such events do not have an impact or a significance to the Business individually in excess of $250,000 or in the aggregate in excess of $500,000;

(i) selling, transferring or otherwise disposing, or agreeing to sell, transfer or otherwise dispose of, any assets related to or used in the Business other than obsolete or surplus assets or in the ordinary course of the Business;

(ii) incurring or becoming liable upon any indebtedness (other than as referred to in subsection 4.2(e) incurring any indebtedness for borrowed money, except in the ordinary course of the Business, consistent with past practice) or other obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of the Business;

(iii) entering into any agreement or transaction which would result in any Encumbrance on any assets related to or used in the Business other than in the ordinary course of the Business;

		(iv)	acquiring or agreeing to acquire by amalgamating, merging, consolidating or entering into a business combination with, purchasing substantially all the assets of or otherwise acquiring, any corporation, business, partnership, association or other business organization or division thereof;

		(v)	entering into any agreement or entering into any transaction or implementing any change in the Business in either case other than in the ordinary course of the Business; or

		(vi)	the termination or amendment of:

			(A)	any of the Fibre Supply Agreements, Sales and Sales Agency Agreements, Transportation Contracts, or Power Supply Agreements; or

			(B)	any other contract to which the Corporation is a party or otherwise bound, including any of the other Contracts, or any of the Licenses, unless the termination or amendment will not have a Materially Adverse effect on the Business.

4.3	Transactions

The Vendor and the Corporation shall carry out certain transactions prior to the Closing Date as follows:

	(a)	termination of the Allwin Maintenance Arrangement at the Vendor's expense prior to or concurrently with Closing on a basis which will result in:

		(i)	the transfer to the Corporation of the maintenance tools and equipment used by Allwin in connection with the Business, free and clear of all Encumbrances; and

		(ii)	the transfer to the Corporation directly from Allwin or indirectly through the Vendor of the employees of Allwin set out in the Disclosure Document and the assumption by the Corporation of all obligations to those employees pursuant to Article 8; and

	(b)	the division of each of the contracts listed in Schedule F into a contract pertaining solely to the Mill on substantially the same terms and conditions as the contract listed in that Schedule and a contract pertaining to the Vendor's other pulp mills and the assignment to the Corporation of each such contract which relates to the Mill.

4.4	Records and Inspection

Following the execution of this Agreement, the Vendor will make available for inspection by the Purchaser and its representatives and agents, at such locations as are appropriate, all books, records, contracts, documents, correspondence and other written materials relating to the Assets and the Business, and afford those persons every reasonable opportunity to make copies thereof and take extracts therefrom, and to attend, at the cost and risk of the Purchaser (which will indemnify the Vendor in respect thereof), at all places of the Business and operations to observe the conduct of the Business and inspect the Assets so long as such attendance does not unduly interfere in the operations of the Business.

4.5	Filings with Governmental Authorities

Each of the Vendor and the Purchaser will promptly execute and file, or join in the execution and filing of, any application or other document that may be necessary under the Competition Act (Canada) or, if applicable, the Investment Canada Act (Canada) and Hart-Scott Rodino Anti-Trust Improvement Act, or in order to obtain the authorization, approval or consent of any other Governmental Authority or Agency which may be reasonably required, or which either party may reasonably request, in connection with the completion of the transaction contemplated by this Agreement, and will use commercially reasonable efforts to obtain promptly all such authorizations, approvals and consents. The Purchaser will be responsible for all fees payable to Governmental Authorities or Agencies to obtain such authorizations, approvals and consents.

4.6	Covenants of PTI

PTI will:

	(a)	at or prior to the Effective Time, conditionally authorize and reserve for issuance a sufficient number of shares of PTI common stock to meet the obligations of PTI under this Agreement;

	(b)	prior to the Closing, not declare or pay any dividends to shareholders of PTI or make any distribution of PTI's properties, assets or shares in respect of its outstanding shares of capital stock other than quarterly dividends declared and/or paid by PTI;

	(c)	prior to the Closing, not subdivide the PTI Common Shares or alter or amend its constating documents as the same exist at the date of this Agreement in any manner that would affect the rights of holders of PTI Common Shares;

	(d)	take all necessary action to have listed for trading on the NYSE within 60 days of the Closing Date the Consideration Shares to be issued under this Agreement;

	(e)	maintain PTI's status as a registrant under the United States Securities Exchange Act of 1934 and file on a timely basis all documents required to be filed with the SEC as a result of such status for a period of not less than two years from the Closing Date; and

	(f)	upon Closing, use its best efforts to effect as soon as possible, and in any event within 60 days of the Closing, the registration under the Securities Act of all of the Consideration Shares. In connection with any such registration statement, PTI will use its best efforts to register and qualify the Consideration Shares covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Vendor, provided that PTI shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states, provinces or jurisdictions.

4.7	Efforts to Obtain Other Consents or Approvals

Each of the parties shall take, or cause to be taken, all other commercially reasonable actions and do, or cause to be done, all other commercially reasonable things necessary, proper or advisable to permit the completion of the transaction contemplated by this Agreement in accordance with the terms hereof and to co-operate with each other in connection therewith, including using all commercially reasonable efforts to obtain, prior to the Closing Date, all licences, consents, approvals, authorizations and orders of Governmental Authorities and provide notice to, and obtain all necessary waivers, consents and approvals or releases from, other parties to Contracts, Licences, other agreements, understandings and documents to which it is a party or by which it or its properties are bound or affected, the failure of which would, individually or in the aggregate, have a Material Adverse effect on the Business, taken as a whole. Without limiting the generality of the foregoing, the Vendor shall use commercially reasonable efforts to obtain a novation in favour of the Corporation of the agreement dated January 19, 1996, between Norske Skog Canada and Slocan Forest Products Ltd., in a form acceptable to the Purchaser, acting reasonably.

4.8	Disclosure

Upon execution and delivery of this Agreement, each party will issue press releases in the forms previously agreed to by the parties. Disclosure of this Agreement, its terms and conditions and the transactions that it contemplates or any confidential information provided by either party in connection therewith shall otherwise be made by the Vendor or Purchaser only to any legal counsel or any financial advisor engaged by them or as may be required by applicable law, regulations, bylaws or policy statements of governmental and other regulatory authorities. The parties shall consult with each other as to the timing and wording of any other press releases and other disclosure of or relating to this Agreement and the transactions contemplated by this Agreement.

4.9	Asset Transfer

The Vendor will complete the transaction contemplated by the Asset Transfer Agreement in accordance with the terms thereof and will use all reasonable commercial efforts to complete the transfer of all Assets to the Corporation in all relevant offices of public record and shall, without limitation, complete the registration of title of the Lands in the name of the Corporation prior to the Closing.

4.10	Pulp Sales

From and after the Closing Date, neither the Vendor nor any of its Affiliates shall sell, or permit any of their respective agents to sell or offer for sale, any Finished Goods

4.11	Deliveries Prior to Closing

The Vendor shall at its cost deliver to the Purchaser, not later than May 15, 2001:

	(a)	a current survey by indicating the location of the main buildings and principal facilities relating to the Mill; and

	(b)	audited financial statements of the Business for the one year period ended December 31, 2000 signed by two directors of the Vendor and financial statements of the Corporation for the period from January 1, 2001 to March 31, 2001, signed by two directors of the Corporation.

ARTICLE 5 CONDITIONS OF CLOSING

5.1	Mutual Conditions

The obligation of the Vendor to complete the sale of the Purchased Shares contemplated by this Agreement and of the Purchaser to complete the purchase of the Purchased Shares as contemplated by this Agreement is subject to fulfillment of the following conditions:

	(a)	No Order or Proceedings - no injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect which prohibits the transactions contemplated by this Agreement and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal to restrain or prohibit any of the transactions contemplated hereby;

(b)

Competition Approvals - an advance ruling certificate with respect to the acquisition of the Business shall have been issued under the Competition Act (Canada) or all applicable waiting periods under that Act shall have expired without any action being taken or threatened by any Governmental Authority which would restrain, prevent or otherwise impose adverse conditions for the transactions contemplated by this Agreement; and

	(c)	Hart-Scott Rodino - all required filings under the Hart-Scott Rodino Antitrust Improvement Act shall have been made and any required waiting period under that Act applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

The foregoing conditions are inserted for the mutual benefit of the Vendor and the Purchaser and may be waived in whole or in part only if jointly waived by the Vendor and the Purchaser.

5.2	Purchaser's Conditions

The obligation of the Purchaser to complete the purchase of the Purchased Shares contemplated by this Agreement is subject to fulfillment of the following conditions:

	(a)	Representations and Warranties - each of the representations and warranties of the Vendor contained in this Agreement shall be true in all material respects as though made on and as of the Closing Date;

	(b)	Performance of Obligations - all obligations to be performed by the Vendor hereunder on or before Closing pursuant to this Agreement shall have been performed in all material respects;

	(c)	Consents - all consents, approvals, authorizations or releases from Governmental Authorities or other parties relating to the Licenses and the Contracts in connection with the transactions contemplated by the Asset Transfer Agreement or this Agreement set out in Schedule G shall have been obtained;

	(d)	Scheduled Maintenance Shutdown - a shutdown of the Mill by the Corporation to conduct an acid wash maintenance program and other maintenance required as planned has been completed, and the Mill has been restarted;

	(e)	No Adverse Material Change - since the date of this Agreement there shall not have occurred any adverse material change in, or discovery of any previously undisclosed fact which has or will have any Materially Adverse effect on the Business or the Corporation, taken as a whole (other than any change in the general business conditions or any change in the markets or prices for the principal products of the Corporation), or any change of Law or any regulation, rule or policy of any Governmental Authority shall have been enacted or proposed by any government or Governmental Authority which has or will have a Material Adverse effect on the Business or the Corporation taken as a whole.

The above conditions are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part. If any such condition has not been fulfilled and the Purchaser waives fulfillment thereof, such waiver will constitute a waiver of any rights or claims that the Purchaser may have in respect of the subject matter of that waiver. The Purchaser shall be deemed to have waived any breach of warranty, representation or covenant known to the Purchaser at the time of Closing.

5.3	Vendor's Conditions

The obligation of the Vendor to complete the sale of the Purchased Shares contemplated by this Agreement is subject to fulfillment of the following conditions:

	(a)	Representations and Warranties - each of the representations and warranties of the Purchaser and PTI contained in this Agreement shall be true in all material respects as though made on and as of the Closing Date;

	(b)	Performance of Obligations - all obligations to be performed by the Purchaser and PTI hereunder on or before Closing pursuant to this Agreement shall have been performed in all material respects.

The above conditions are for the exclusive benefit of the Vendor and may be waived by it in whole or in part. If any such condition has not been fulfilled and the Vendor waives fulfillment thereof, such waiver will constitute a waiver of any rights or claims that the Vendor may have in respect of the subject matter of that waiver. The Vendor shall be deemed to have waived any breach of warranty, representation or covenant known to the Vendor at the time of Closing.

5.4	Termination

This Agreement shall be subject to termination as follows if any of the conditions referred to in sections 5.1, 5.2 or 5.3 have not been fulfilled by the Closing Date:

(a) by the Purchaser at its option by notice to the Vendor on or before the Closing Date if any one or more of the conditions set forth in sections 5.1 or 5.2 has become incapable of fulfillment or has not been fulfilled on the Closing Date and has not been waived by the Purchaser; or

(b) by the Vendor at its option by notice to the Purchaser on or before the Closing Date if any one or more of the conditions set forth in sections 5.1 or 5.3 has become incapable of fulfillment or has not been fulfilled on the Closing Date and has not been waived by the Vendor.

ARTICLE 6 PRE-CLOSING LOSS

6.1	Pre-closing Loss

Notwithstanding any other provision of this Agreement, if between the date of this Agreement and the Closing any of the Assets are destroyed or damaged by fire or any other casualty or shall be expropriated or seized by any Governmental Authority, which have a value of more than $10,000,000 in aggregate, or which will take longer than 90 days to replace, repair or recover, then either the Vendor or the Purchaser may, by notice to the other, elect not to proceed to Closing, and this Agreement shall thereupon terminate without any liability or payment by any party to any other party.

ARTICLE 7 CLOSING

7.1	Time and Place

The Closing will take place at the offices of Lawson Lundell Lawson & McIntosh, 1600-925 West Georgia Street, Vancouver, British Columbia at 10:00 a.m. (Vancouver time) on the Closing Date.

7.2	Vendor's Closing Documents

At the Closing, the Vendor will deliver the following to the Purchaser:

	(a)	share certificates representing the Purchased Shares, duly endorsed for transfer to the Purchaser;

	(b)	an executed assignment by the Vendor to the Purchaser of all of the Vendor's right, title and interest in Shareholder's Advances;

	(c)	a certified copy of a resolution of the directors of the Vendor authorizing the sale of the Purchased Shares as contemplated by this Agreement and the execution and delivery of this Agreement and all documents to be executed and delivered by the Vendor pursuant thereto;

	(d)	a certified copy of resolutions of the directors of the Corporation approving the transfer of the Purchased Shares to the Purchaser;

	(e)	resignations of all directors and officers of the Corporation;

	(f)	a certificate of the President and the Chief Financial Officer of the Vendor as to the accuracy as of the Closing Date of the Vendor's representations and warranties and the performance of its covenants to be performed at or before the Closing with particulars of any inaccuracy or non-performance;

	(g)	the corporate seal and minute books of the Corporation;

	(h)	an opinion of counsel to the Vendor and the Corporation in form and substance satisfactory to the Purchaser and its counsel;

	(i)	an originally executed agreement between the Corporation and the Vendor terminating the management services agreement, and an originally executed agreement between the Corporation and Norske Skog Canada Pulp Sales Inc. terminating the sales agency agreement;

	(j)	the Asset Transfer Agreement, amended as provided in section 9.8 and as otherwise agreed to by the Purchaser and the Vendor, both acting reasonably, as may be required in order to properly reflect and implement the terms of this Agreement; and

	(k)	a copy of the election form filed by the Vendor pursuant to section 22 of the Tax Act in respect of the transfer of accounts receivable from the Vendor to the Corporation under the Asset Transfer Agreement.

7.3	Purchaser's Closing Documents

At the Closing the Purchaser will deliver the following to the Vendor:

	(a)	a bank draft or certified cheque payable to the Vendor, or as the Vendor may direct, in an amount equal to the Cash Amount as adjusted pursuant to this Agreement;

	(b)	a share certificate registered in the name of the Vendor, or as the Vendor may direct, representing 1,750,000 PTI Common Shares;

	(c)	a certified copy of resolutions of the directors of the Purchaser authorizing the purchase of the Purchased Shares as contemplated by this Agreement and the execution and delivery of this Agreement and all documents required to be executed by the Purchaser pursuant hereto;

	(d)	a certificate of the President and Chief Financial Officer of the Purchaser, and a certificate of the Chief Executive Officer and Chief Financial Officer of PTI, each directed to the accuracy as of the Closing Date of the representations and warranties of the Purchaser and PTI, as the case may be, and the performance by the Purchaser and PTI of the covenants to be performed at or before the Closing with particulars of any inaccuracy or nonperformance; and

	(e)	an opinion of counsel to the Purchaser and PTI in form and substance satisfactory to the Vendor and its counsel.

7.4	Transition Arrangements

The Vendor and the Purchaser agree to negotiate in good faith in order to conclude, on or before Closing, an agreement relating to the provision by the Vendor to the Corporation for an agreed period after Closing of certain head office services currently being provided by the Vendor or Norske Skog Canada to the Corporation, in order to effect an orderly transition of the operations of the Business entirely to the Corporation and the Purchaser.

7.5	Terms of Closing

Closing shall not occur, nor shall the documents tabled for delivery at Closing be delivered, until all conditions of Closing have been fulfilled or waived.

7.6	Books and Records

Following the Closing, the Vendor will deliver or make available to the Purchaser, all books and records pertaining to the Business and such other records or copies thereof in the possession or control of the Vendor which are necessary for or useful in the carrying on of the Business, including:

	(a)	records relating to customers and suppliers;

	(b)	books, purchase orders, invoices and other documents, files and records of or relating to the Business; and

	(c)	records relating to the original capital cost and tax classification of the assets of the Business by the Vendor, the Corporation or any predecessor corporation.

ARTICLE 8 EMPLOYMENT MATTERS

8.1	Definitions

In this Article 8:

	(a)	"Active Employees" means the Active Hourly Employees and Active Salaried Employees;

	(b)	"Employees" means:

		(i)	the individuals employed by the Vendor in the Business on an hourly basis whose employment is governed by the terms and conditions of the Collective Agreement ("Active Hourly Employees");

		(ii)	the individuals employed by the Vendor exclusively in the Business on a salary basis ("Active Salaried Employees");

		(iii)	individuals who at some time prior to the Closing Date were actively employed by the Vendor in connection with the Business on an hourly basis whose employment was governed by the terms and conditions of the Collective Agreement or other collective agreement who at the Closing Date are:

			(A)	in receipt of benefits from a short term or long term disability program the Vendor sponsors or participates in;

			(B)	in receipt of Workers' Compensation benefits on account of such employment; or

			(C)	on an authorized unpaid leave of absence (including maternity or parental leave) from the Vendor; or

("Other Hourly Employees")

		(iv)	individuals who at some time prior to the Closing Date were actively employed by the Vendor in connection with the Business on a salary basis who at the Closing Date are:

			(A)	in receipt of benefits from a short term or long term disability program the Vendor sponsors or participates in;

			(B)	in receipt of Workers' Compensation benefits on account of such employment; or

			(C)	on an unpaid leave of absence (including maternity or parental leave) from the Vendor;

("Other Salaried Employees")

(c) "Other Employees" means Other Hourly Employees and Other Salaried Employees as defined in clauses 8.1(b)(iii) and 8.1(b)(iv) above.

Any employees of Allwin who are to be transferred to the Corporation pursuant to Section 4.3 shall, for the purposes of this agreement, be deemed to be individuals actively employed by the Vendor in the Business as at the Closing Date and will be treated as Active Hourly Employees, Active Salaried Employees, Other Hourly Employees or Other Salaried Employees, as the case may be, on that basis.

8.2	Hourly Employees

The Purchaser acknowledges that the Corporation is bound by the Collective Agreement and has assumed all of the Vendor's obligations and liabilities under and in respect of the Collective Agreement. The Vendor will, at any time or times before the Closing Date comply with the Collective Agreement in respect of any requirements imposed by virtue of the Corporation acquiring the Business and succeeding to the future obligations thereunder, or by virtue of the Purchaser acquiring the Corporation.

8.3	Active and Other Salaried Employees

The parties will cooperate to effect an orderly transfer of employment of the Active Salaried Employees and Other Salaried Employees and in order to facilitate that transfer the Vendor will give or cause to be given notice of termination of employment effective the Closing Date to, and the Purchaser will concurrently offer or cause the Corporation to offer employment to, each Active Salaried Employee and Other Salaried Employee on the Closing Date at the same salary and position and otherwise on substantially the same terms and conditions (other than any share purchase, share appreciation, stock option, profit sharing or incentive plan) on which that Employee was employed by the Vendor including recognition of the service of the Employee with the Vendor and the predecessor operator of the Business. The pension, medical, insurance, housing, financing, profit sharing, stock option, incentive plan or other employee benefit plans existing in respect of the Employees generally are disclosed in the Disclosure Document.

8.4	Other Employees

Effective the Closing Date, the Corporation shall assume all obligations and liabilities of the Vendor in respect of the disability, salary and other benefits the Other Employees are entitled to because of their employment with the Vendor prior to the Closing Date, including the obligation to reemploy each Other Employee in the same circumstances, and on the same terms and conditions, as the Vendor would have been obliged to reemploy the Other Employee before the Closing Date.

8.5	Termination Compensation

If the Corporation at any time terminates without just cause the employment of an Employee who became an employee of the Purchaser under section 8.2 or who accepted an offer of employment under section 8.3 and who was employed continuously with the Purchaser since the date such Employee became employed by the Purchaser, the Purchaser will, unless otherwise agreed to by the Vendor, acting reasonably, cause the Corporation to recognize the continuous service of any such Employee with the Vendor (and predecessor operators of the Business) in determining the appropriate notice period or severance entitlement of such Employee. The provisions of this section 8.5 will also apply to any termination payment by the Purchaser to any Active Salaried Employee or Other Salaried Employee who does not accept the offer of employment extended to him or her pursuant to section 8.3 if the Purchaser has not complied with its other obligations under section 8.3.

8.6	Responsibility for Unaccepted Offers of Employment

Subject to compliance by the Purchaser and the Corporation with the provisions of section 8.3, the Vendor will be solely responsible for the payment and satisfaction of all obligations in respect of Employees to whom the Corporation is obliged to and does offer employment as contemplated by this Article, but who do not accept employment with the Corporation.

8.7	Labour Disputes

Grievances, references and arbitration under the Collective Agreement, applications, complaints, disputes, claims, actions, suits, demands or other proceedings (collectively "Proceedings") relating to those Employees who become employees of the Corporation which are made, filed, commenced or instituted before or after the date such Employees became employed by the Corporation, including those based substantially on events or circumstances that occurred, existed or were initiated before then, will be the sole responsibility of the Corporation, unless the same is a breach of a representation or warranty or covenant of the Vendor pursuant to this Agreement or the Asset Transfer Agreement, or unless the aggregate current and/or future financial cost to the Corporation or the Purchaser resulting from any or all Proceedings relating to "contracting out" issues and which are based on events or circumstances that occurred or existed or were initiated before the Closing Date exceeds $100,000, in which case the Vendor shall, promptly on receipt of notice thereof, indemnify the Corporation or Purchaser, as the case may be, for such excess costs.

8.8	Pension and Other Benefits

The respective obligations and liabilities of the Vendor and the Corporation in respect of the pension and other benefit plans as disclosed in the Disclosure Document shall be determined in the manner set out in Schedule B.

8.9	Miscellaneous Loans

Effective as at the Closing Date, the Vendor shall, to the extent not previously assigned to the Purchaser, assign to the Corporation all of its right, title and interest in any loans then owing to the Vendor from any Employee, including those on account of home relocation assistance, automobile insurance premiums and computer purchase assistance.

8.10	General Responsibility

The Corporation shall be responsible for all claims, demands, actions, causes of action, losses, damages, costs or expenses whatsoever, including legal fees, arising in respect of the employment with the Vendor of the Employees as contemplated by this Article 8, regardless of whether such matters arose before or after the Closing Date, unless such event is a breach of a representation or warranty or covenant of the Vendor pursuant to this Agreement or the Asset Transfer Agreement.

8.11	Status of Employees

If as of the Closing Date the relationship between the Vendor and any Employee has changed since the date of execution of this Agreement, such that the Employee falls into a different category of Employee, such Employee's status on the Closing Date will determine his or her treatment hereunder.

ARTICLE 9 POST CLOSING MATTERS

9.1	Transfer of Assets

To the extent that immediately after the Closing there are any assets relating to the Business owned by the Vendor, or to which the Vendor is entitled to the benefit of, which are used in or necessary for the conduct of the Business (other than assets of the Vendor at the Vendor's head office in Vancouver, British Columbia, the Vendor's insurance policies, any deposits or letters of credit which do not relate primarily to the Business, the Excluded Trade Marks, any information technology systems and related assets which do not relate primarily to the Business and any other asset of the Vendor which, based on the current practice of the Vendor, could not reasonably be attributed to the Business), the Vendor shall execute such documents as reasonably requested by the Purchaser to transfer its interest in such assets to the Corporation, or as the Corporation may direct, without additional consideration.

9.2	Outstanding Consents

Where consent of a third party is required to permit the assignment to the Corporation of the interest of the Vendor in any of the Contracts or Licences in the manner contemplated by this Agreement, and the Purchaser has waived the requirement, if any, for such consent to be delivered on Closing, any such assignment where the required consent has not been received on or before the Closing Date (a "retained asset") will not be effective in each case until the applicable consent has been received and such retained asset shall be held by the Vendor following the Closing in trust for the benefit and exclusive use of the Corporation. The Vendor shall only make use of such retained asset in accordance with the directions of the Corporation.

9.3	Deposits

The Purchaser acknowledges that, where the Vendor has provided deposits to the applicable Government Authority by way of letters of credit in respect of certain Leases, Licences and

Permits included in the Assets, the Purchaser will cause the Corporation to take all necessary steps to provide replacement deposits or letters of credit as soon as possible and in any event by the respective expiration dates of the Vendor's letters of credit. If the applicable Government Authority makes any drawing under any of the Vendor's letters of credit in respect of any Licences included after the Effective Time, the Purchaser will immediately cause the Corporation to repay the Vendor for the amount of that drawing.

9.4	Access to Information

The Purchaser shall:

	(a)	permit the Vendor to have access to and review and shall furnish (or provide copies or extracts of) all documents, records and information relating to the Business for periods prior to the Closing Date as shall be reasonably requested by the Vendor from time to time, including without limitation, those required in connection with governmental demands or inquiries and litigation or other proceedings and all documents, records and information necessary for the Vendor to complete the tax matters contemplated by section 9.8;

	(b)	preserve all such documents, records and information intact at the Purchaser's head office in British Columbia or other location satisfactory to the Vendor, acting reasonably, for not less than seven years (or such longer period as may be required by Law) and will not destroy any such documents, records or information without the prior written consent of the Vendor; and

	(c)	use all reasonable efforts to ensure the prompt and continuing cooperation of the employees of the Business from time to time in assisting the Vendor in respect of the documents, records and information requested by the Vendor under this section and make such employees available to the Vendor at the expense of the Vendor (if such requests result in employees of the Corporation having to spend material amounts of time assisting the Vendor) when reasonably required in connection with governmental demands or inquiries and litigation or other proceedings involving the Vendor after the Closing Date in connection with the Business.

9.5	Use of Vendor's Name and Designs

Following Closing, the Purchaser will cause the Corporation to cease using the Excluded Trade Marks and any similar names or other designation indicating affiliation with the Vendor in respect of the Business subject to the following:

	(a)	the Corporation may use the "Fletcher Challenge" and "Norske Skog" names design on any office supplies, stationery, invoices existing as at Closing until such supplies are exhausted or for 3 months, whichever is the earlier;

	(b)	the name "Fletcher Challenge", "Norske Skog" and related designs shall be removed from buildings, structures, equipment and other property utilized in the operation of the Business as soon as practicable after the Closing but in any event no later than 3 months after the Closing;

	(c)	the name "Fletcher Challenge", "Norske Skog", "Triax" and related designs may be utilized on existing paper wrap inventories in respect of the sale of pulp until such supplies are exhausted or for 3 months, whichever is earlier.

9.6	Miscellaneous Post Closing Matters

The Vendor covenants and agrees that, following Closing it will not transfer, sell, assign or grant any security interest over the Preferred Shares, or agree to do any of the foregoing, without obtaining the Purchaser's prior written consent.

9.7	Environmental Matters

9.7.1 Vendor's Closure Obligations - To the extent that such has not been completed prior to the Closing, the Vendor shall promptly following the Closing, carry out the following work (the "Closure Work") at the Vendor's sole cost and expense:

	(a)	closure of the sludge disposal area identified in Part I, item 2 of Schedule E;

	(b)	closure of the woodwaste disposal area identified in Part I, item 4 of Schedule E; and

	(c)	removal and disposal of all sludge from the black liquor lagoon identified in Part I, item 5 of Schedule E, repair of the lagoon liners to the extent required to ensure no discharge of Contaminants and remediation, decommissioning and closure of such lagoon.

Such work will be carried out generally in accordance with the preliminary plans set out in Part II of Schedule E subject to the following provisions. Prior to commencing the Closure Work, the Vendor shall provide to the Purchaser, for review and approval by the Purchaser, such approval not to be unreasonably withheld or delayed, copies of the final work plans (the "Closure Work Plans") for the Closure Work. The Vendor shall complete the Closure Work in accordance with the approved Closure Work Plans, all applicable Laws, Environmental Permits and the requirements of all Governmental Authorities having jurisdiction with respect to the Closure Work. Subject to receipt of the Purchaser's consent to the Closure Work Plans and any required approvals of Governmental Authorities, the Vendor shall cause the Closure Work identified in subsection 9.7.1(b) and (c) to be commenced as soon as practicable and shall use reasonable commercial efforts, to the extent practicable, to complete such work prior to the Closing. The Vendor shall provide to the Purchaser a report or reports following completion of the Closure Work documenting the closure process (the "Closure Report"). The Purchaser and/or the Corporation shall be entitled to monitor the Closure Work at any time and the Vendor shall provide access to the work site to the Purchaser and/or the Corporation and its consultants for such purpose upon request. The Vendor shall provide copies to the Purchaser of all correspondence to or from any Governmental Authority with respect to the Closure Work.

9.7.2 Time For Completion - The Vendor shall complete the Closure Work and provide the Closure Report and the Government Sign-Off (as defined herein) to the Purchaser by not later than the first anniversary of the Closing Date subject to extension for delays beyond the reasonable control of the Vendor. The Vendor shall provide evidence (the "Government Sign-Off") satisfactory to the Purchaser, acting reasonably, that all Governmental Authorities having jurisdiction with respect to the Closure Work are satisfied with the Closure Work and that there are no further requirements of such Governmental Authorities with respect to the Closure Work. If the Vendor has not completed the Closure Work and provided the Closure Report and the Government Sign-Off to the Purchaser by the date specified in this subsection 9.7.2, the Corporation shall be entitled to assume conduct of the Closure Work and/or completion of the Closure Report and/or pursuit of the Government Sign-Off upon five Business Days' written notice to the Vendor and the Vendor shall thereafter reimburse the Corporation for all costs and expenses incurred by the Corporation in completing the Closure Work in accordance with the Closure Work Plans and the requirements of all applicable Laws, Environmental Permits and any Governmental Authorities having jurisdiction with respect to the Closure Work and obtaining the Closure Report and the Government Sign-Off.

9.7.3 Purchaser to Provide Access - The Purchaser shall cause the Corporation to provide the Vendor with reasonable access to the area of the Lands indicated on Schedule E.1 for the purpose of carrying out the Closure Work, including without limitation permitting utilization of the Mill facilities for the Closure Work where such is contemplated by the Closure Work Plans. The Vendor shall be solely responsible for the safety of all persons accessing the Lands and the Mill on behalf of the Vendor pursuant to the foregoing and the Vendor hereby releases the Purchaser from all claims and liabilities associated with such access. The Vendor shall take reasonable measures to protect the Purchaser, the Corporation and their employees, contractors, invitees and others for whom the Corporation and the Purchaser are responsible at law and the property thereof and of any third parties from injury or harm as a result of the Closure Work. The Vendor shall indemnify and save the Purchaser and the Corporation harmless from all losses, costs, expenses, liabilities and damages suffered or incurred by the Purchaser and the Corporation as a result of the Vendor's access to the Lands pursuant to this section 9.7.3 and/or the conduct of the Closure Work. Upon completion of the Closure Work, the Vendor shall restore the areas of the Lands to which the Vendor had access to the condition in which those areas were in prior to the Vendor's access. The Vendor shall conduct the Closure Work and exercise its access rights in such a manner as not to interfere with the operation of the Business in any material respect.

9.7.4 Post-Closure Monitoring - The Corporation shall perform and shall pay for all monitoring of the areas subject to the Closure Work (the "Closed Sites") that may be required by any Governmental Authorities following completion of the Closure Work.

9.7.5 Disturbance of Closed Sites - The Corporation shall not during the period prior to the tenth anniversary of the Closing Date disturb or place any material into the Closed Sites without the prior consent of the Vendor such consent not to be unreasonably withheld or delayed provided that the Corporation shall not be required to obtain the Vendor's consent where such disturbance of, or placement of materials into or on, the Closed Sites is required to address or prevent an emergency with respect to the Closed Sites.

9.7.6 Purchaser's Monitoring Obligations - The Corporation shall monitor the environmental condition of the Business in accordance with standards applicable generally in the pulp industry. The Corporation shall notify the Vendor within a reasonable period after becoming aware thereof, of any environmental condition or issue which is likely to give rise to a claim by the Purchaser or the Corporation for indemnification pursuant to section 10.2 provided that a failure by the Corporation to monitor or to notify the Vendor in accordance with this section 9.7.6 shall not affect the rights or obligations of any party under this Agreement where failure was a result of a bona fide error where the Corporation was reasonably diligent.

9.7.7 Asbestos Work - The Corporation shall be entitled but shall not be obligated to proceed with the repair and/or removal of asbestos from the areas indicated in attachment six of Volume 2 of the Environmental Audit. The Vendor shall within 30 days after the date of delivery of invoices to the Vendor reimburse the Corporation for all costs and expenses incurred by the Corporation in connection with such repair and/or removal to a maximum of $555,000. The Vendor shall have no further liability or obligation in connection with the foregoing if the Corporation has not completed the repair and/or removal of such asbestos by the fifth anniversary of the Closing Date, except that the Vendor shall be obligated to pay (subject to the limitation set out in this section) for any repair and/or removal completed prior to that date.

9.7.8 Post-Closing Responsibility - The Purchaser confirms that it has been provided with a copy of the Environmental Audit. The Corporation will be responsible from and after the Closing Date for those issues identified in Schedule H as the Corporation's responsibility and operational and ongoing environmental issues in connection with the operation of the Business by the Corporation.

9.8	Tax Matters

The Vendor, the Purchaser and the Corporation agree as follows in respect of the election under Section 85(1) of the Tax Act for the transfer of the depreciable property to the Corporation from the Vendor under the Asset Transfer Agreement and the Corporation's taxation year ending immediately before the Closing (the "Stub Period"):

(a)	at the commencement of the Corporation's taxation year which immediately follows the Stub Period, after taking into account

	(i)	the elected amounts for the transfer of the depreciable property from the Vendor to the Corporation pursuant to the Asset Transfer Agreement;

	(ii)	any capital expenditures and dispositions by the Corporation during the Stub Period; and

	(iii)	any claim of capital cost allowance (as defined in the Tax Act) by the Corporation in respect of the Stub Period;

the undepreciated capital cost of the Corporation's depreciable property will be not less than $106,500,000 allocated amongst the asset classes of the Corporation as set out in the Disclosure Document;

(b)	within 90 days following Closing, the Vendor will deliver the following to the Corporation:

	(i)	a completed income tax return of the Corporation (the "Tax Return") prepared in accordance with the Tax Act for the Stub Period and a completed election form (the "Election Form") under section 85 of the Tax Act in respect of the transfer of the depreciable property from the Vendor to the Corporation on December 31, 2000 pursuant to the Asset Transfer Agreement which when filed with the appropriate Governmental Authority will together result in the requirements of subsection (a) being satisfied;

(ii) a certificate signed by the Chief Financial Officer of the Vendor certifying that the statements and information contained in the Tax Return, and any documents attached thereto, are correct and complete; and

(iii) a cheque payable to the Purchaser in the amount of any income tax and interest due and payable for the Stub Period (which amount shall be deemed to be a reduction of the Cash Amount);

(c)	promptly after receipt by the Corporation of the documents referred to in subsection 9.8(b), the Corporation will execute the Tax Return and the Election Form and return them to the Vendor together with a cheque payable to the appropriate Governmental Authority in the amount paid to the Purchaser under clause 9.8(b)(iii);

(d)	promptly after receipt by the Vendor of the signed documents referred to in subsection 9.8(c) the Vendor will file the Election Form and the Tax Return together with the cheque provided by the Corporation in subsection 9.8(c);

(e)	the Asset Transfer Agreement shall be amended prior to Closing to reflect the changes to the elected amounts contemplated by this Section;

(f)	the Vendor shall indemnify the Corporation for any claim for Taxes payable under the Tax Act, penalties and interest arising out of any reassessment of the Corporation for the Stub Period or any reduction imposed by the applicable Governmental Authority which results in the undepreciated capital cost of the Corporation's depreciable property being less than $106,500,000 as at the commencement of the Corporation's taxation year which immediately follows the Stub Period. The foregoing indemnity shall survive until the period for reassessment of income tax owed or payable by the Corporation for the Stub Period has expired, and shall not be subject to any of the limitations on indemnities contained in this Agreement, including section 10.8 hereof; and

(g)	the Corporation will not refile or amend any tax return for the Stub Period without the consent of the Vendor.

ARTICLE 10 SURVIVAL AND INDEMNIFICATION

10.1	Survival of Representations and Warranties

(a) Subject to subsection 10.1(b), all representations, warranties and covenants contained in this Agreement on the part of each of the parties hereto shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares and the payment of the consideration for the Purchased Shares.

(b) Representations and warranties covering environmental matters set out in section 3.1(x) shall survive for a period of 10 years from the Closing Date. All other representations and warranties of the Vendor shall only survive for a period of three years from the Closing Date except for representations relating to Taxes which shall survive for the longer of three years from the Closing Date or until the period for reassessment of the applicable Taxes owed or payable by the Corporation in respect of taxation years or periods prior to the Closing Date has expired. All representations and warranties of the Purchaser and PTI shall only survive for a period of 3 years from the Closing Date. If no claim shall have been made under this Agreement for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, the party having made such representation and warranty shall have no further liability under this Agreement with respect to such representation or warranty.

	(c)	Notwithstanding the limitations set out in subsection 10.1(b), any claim which is based on title to the Purchased Shares, intentional misrepresentation or fraud may be brought at any time.

10.2	Environmental Indemnification

Subject to section 10.3 the Vendor will indemnify, defend and hold the Purchaser, the Corporation and their shareholders, directors, officers, employees, agents, representatives, successors and assigns (the "Indemnified Parties") harmless from and against any Claims against an Indemnified Party by a third party, any Mandated Remediation and any Liabilities suffered or incurred by an Indemnified Party in connection with or as a result of such Claims or Mandated Remediation where such Claims, Mandated Remediation and Liabilities are in connection with, arise out of or relate to:

		(a)	any breach of any representation and warranty by the Vendor in section 3.1(x);

		(b)	any Scheduled Environmental Liability;

		(c)	except with respect to landfills that are not listed in Schedule E, any Contamination of the Property Interests prior to the Closing Date which is attributable to the operation of the Business and any Contamination which has migrated from or migrates from the Property Interests before or after the Closing Date where such Contamination is attributable to the operation of the Business and was on the Property Interests prior to the Closing Date; and

		(d)	a violation of Environmental Laws that occurred prior to the Closing Date which results in a charge, fine, penalty or Claim by a third party after the Closing Date, where such violation is not a breach of a representation and warranty by the Vendor in section 3.1(x) except for those issues identified in Schedule H as the Corporation's responsiblitiy.

10.3	Limitations on Environmental Indemnification

The Vendor's obligation to indemnify the Indemnified Parties pursuant to section 10.2 is limited as follows:

	(a)	subject to subsection 10.3(b) no claim for indemnification may be made under section 10.2 unless notice of such claim (including sufficient particulars of the claim to permit identification of the specific circumstances giving rise thereto) is given by an Indemnified Party to the Vendor on or prior to the tenth anniversary of the Closing Date provided that if notice is given by an Indemnified Party within the time specified in and complies with this subsection 10.3(a), the Vendor's indemnification obligation will continue notwithstanding that the Claim, Liability or Mandated Remediation is not resolved or completed until after the tenth anniversary of the Closing Date;

(b)	notwithstanding subsection 10.3(a) no claim for indemnification may be made under subsection 10.2(b) to the extent that the claim for indemnification relates to a material expressly identified in Schedule E as having been deposited in the areas identified in Schedule E or to a Contaminant that can reasonably be expected to be associated with such material. All other claims for indemnification pursuant to subsection 10.2(b) are subject to the time limit for notification specified in subsection 10.3(a);

(c)	no claim for indemnification under section 10.2 may be made unless the aggregate amount of the Claims, Liabilities and/or Mandated Remediation pursuant to section 10.2 exceeds $250,000 in which case the Vendor shall be obligated to indemnify for only that portion of such Claims, Liabilities and/or Mandated Remediation over $250,000.

(d)	except as set out in subsection 10.3(e), with respect to claims for indemnification pursuant to subsections 10.2(b), (c) and (d) the Vendor's indemnification obligation is limited to the following percentages of the aggregate amount of the Claims, Liabilities or Mandated Remediation in the 10 year period following the Closing Date:

(i) for the first five years, 75%;

(ii) for the sixth to the tenth years, 50%

provided always that the applicable percentage shall be the percentage applicable in the year in which the notice pursuant to subsection 10.3(a) is given;

(e)	with respect to claims for indemnification pursuant to subsection 10.2(b) to the extent that such claim for indemnification relates to a material expressly identified in Schedule E as having been deposited in the areas identified in Schedule E or to a Contaminant that can reasonably be expected to be associated with such material, the Vendor's indemnification obligation is limited to the following percentages of the aggregate amount of the Claims, Liabilities or Mandated Remediation in the five year period following the Closing Date:

(i) for the first year, 50%

(ii) for the second, third and fourth years, 75%;

(iii) for the fifth year, 50%

provided always that the applicable percentage shall be the percentage applicable in the year in which the notice pursuant to subsection 10.3(a) is given;

	(f)	the limitations on the Vendor's indemnification obligations contained in subsection 10.3(d) and (e) are not applicable to claims for indemnification pursuant to subsection 10.2(a);

	(g)	neither the Purchaser nor the Corporation shall prompt or initiate any Claim which may give rise to a claim for indemnification pursuant to section 10.2 provided that any failure to act by the Purchaser or the Corporation shall not be deemed to be prompting or initiating any such Claim. Subject to the provisions of section 10.7, the Purchaser shall use commercially reasonable efforts to resist any Claim for which the Purchaser or the Corporation is seeking indemnification pursuant to section 10.2;

	(h)	no claim for indemnification under section 10.2 may be made for any single Claim, Liability or Mandated Remediation which is less than $50,000;

	(i)	the Vendor's indemnification obligation pursuant to subsection 10.2(a) shall not exceed the cost of such actions as are reasonably required with respect to the Claim, Mandated Remediation or Liability giving rise to the claim for indemnification;

	(j)	the maximum liability of the Vendor with respect to the aggregate amount of Claims, Liabilities and Mandated Remediation pursuant to section 10.2 shall not exceed $12,500,000;

	(k)	the indemnity in subsection 10.2(d) does not apply to Mandated Remediation which arises in connection with or as a result of a violation referred to in subsection 10.2(d) which is assumed by the Corporation in section 9.7.8.

10.4	General Indemnification by the Vendor

Subject to the limitations set forth in this Article, the Vendor shall indemnify, defend and hold the Indemnified Parties harmless from and against any Claims against an Indemnified Party and any Liability suffered or incurred by an Indemnified Party (whether or not arising out of a Claim) in connection with, arising out of or relating to:

	(a)	a breach by the Vendor of any representation or warranty given under this Agreement (other than environmental representations and warranties which are specifically dealt with in section 10.2 and 10.3) or any of the certificates or other instruments or documents furnished by the Vendor pursuant to this Agreement;

	(b)	any non-fulfillment or breach of any covenant, agreement or other provision by the Vendor under this Agreement required to be performed or complied with by the Vendor at or prior to the Closing or after the Closing;

	(c)	any costs, expenses or liabilities for which the Vendor has agreed to indemnify the Purchaser and/or the Corporation pursuant to a specific provision to that effect in this Agreement; and

	(d)	any Taxes payable by the Indemnified Party as a result of the Liability or Claim, or any payment received by it under this indemnity.

10.5	General Indemnification by Purchaser and PTI

Subject to the limitations set forth in this Article, the Purchaser and PTI, as the case may be, shall indemnify, defend and hold the Vendor and its shareholders, directors, officers, employees, agents, representatives, successors and assigns (the "Vendor Indemnified Parties") harmless, from and against any Claims against a Vendor Indemnified Party and any Liabilities suffered or incurred, by a Vendor Indemnified Party (whether nor not arising out of a Claim) in connection with, arising out of or relating to:

	(a)	a breach by the Purchaser or PTI, as the case may be, of any representation or warranty given under this Agreement or any of the certificates or other instruments or documents furnished by the Purchaser or PTI, as the case may be, pursuant to this Agreement;

	(b)	any non-fulfillment or breach of any covenant, agreement or other provision by the Purchaser or PTI, as the case may be, under this Agreement required to be performed or complied with by the Purchaser or PTI, as the case may be, at or prior to the Closing or after the Closing or any non-fulfillment or breach of any covenant or agreement by the Corporation under this Agreement required to be performed or complied with by the Corporation after the Closing; and

	(c)	any Taxes payable by the Indemnified Party as a result of the Liability or Claim, or any payment received by it under this indemnity.

10.6	Manner of Payment

Any Indemnified Party or Vendor Indemnified Party making a claim for indemnification under this Article (an "Indemnitee") shall provide written notice of the claim to the Vendor, the Purchaser or PTI, as the case may be (the "Indemnitor") which written notice shall set out a description of the claim, the amount claimed by the Indemnitee (if known and quantifiable, and including any Taxes included in the amount of the claim) and the basis for the claim. Any indemnification obligations of the Indemnitor pursuant to this Article 10 shall be paid by the Indemnitor by wire transfer of immediately available funds to an account designated in writing by Indemnitee within 15 days after the determination thereof. Any indemnification payments described in this section 10.6 shall include interest at 8% per annum calculated on the basis of the actual number of days elapsed over 360, from the date of receipt by the Indemnitor of a notice of claim from an Indemnitee, to the date of payment.

10.7	Defence of Third Party Claims

Any Indemnitee making a claim for indemnification under this Article 10 based upon a third party Claim shall notify the Indemnitor of the claim in writing promptly after receiving written notice of any Claim against it by a third party describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless the Indemnitor shall be actually prejudiced by such failure to so notify, and provided further that the Vendor shall be deemed to have notice of Proceedings referred to in section 8.7 hereof. The Indemnitor shall be entitled to participate in the defence of such Claim giving rise to an Indemnitee's claim for indemnification at the Indemnitor's expense, and at its option (subject to limitations herein) shall be entitled to assume the defence thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defence; provided that:

	(a)	the Indemnitee shall be entitled to participate in the defence of such Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defence which, notwithstanding the foregoing, shall be borne by the Indemnitor);

	(b)	the Indemnitor shall not be entitled to assume control of such defence and shall pay the fees and expenses of counsel retained by the Indemnitee if the Indemnitee reasonably believes an adverse determination with respect to the Claim giving rise to such claim for indemnification will be severely detrimental to or materially injurious to the Indemnitee's reputation or future business prospects or the Indemnitor failed or is failing to vigorously prosecute or defend such claim;

	(c)	if the Indemnitor shall control the defence of any such Claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of the Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such Claim, without prejudice.

10.8	Limitations on Indemnification by Vendor

The liability of the Vendor with respect to any claims for indemnity (other than pursuant to section 10.2 and 10.3 hereof which has its own limitations) under this Agreement shall be limited as follows:

	(a)	no claim for indemnification may be made unless the aggregate amount of the Liability and Claims exceeds $500,000 (or $100,000 in respect of an indemnification pursuant to section 8.7) in which case the Vendor shall be obliged to indemnify for only that portion of such Claims and Liabilities over $500,000 ($100,000 in respect of section 8.7) in aggregate;

	(b)	no claim for indemnification may be made for any single Claim or Liability which is less than $50,000; and

	(c)	the maximum liability of the Vendor with respect to any such claims for indemnity shall not exceed $5,000,000.

10.9	Limitation on Indemnification by Purchaser and PTI

The liability of the Purchaser and PTI with respect to any claims for indemnity under this Agreement arising out of their respective representations or warranties shall, in the aggregate, be limited as follows:

	(a)	no claim for indemnification may be made unless the aggregate amount of the Liability and Claims exceeds $500,000 in which case the Purchaser or PTI, as the case may be, shall be obliged to indemnify for only that portion of such Claims and Liabilities over $500,000 in aggregate;

	(b)	no claim for indemnification may be made for any single Claim or Liability which is less than $50,000; and

	(c)	the maximum aggregate liability of the Purchaser and PTI together with respect to any such claims for indemnity shall not exceed $4,290,000.

10.10	Corporation Entitled to Indemnities

The Vendor agrees with the Purchaser and the Corporation that effective on the Closing, the Corporation shall be entitled to and be deemed to have the full and direct benefit of each of the representations and warranties of the Vendor given to the Purchaser in section 3.1, as if such representations and warranties were given to the Corporation on Closing. The Vendor furthermore agrees with the Purchaser and the Corporation that effective on the Closing, the Corporation shall be entitled to and be deemed to have the full and direct benefit of the indemnification obligations of the Vendor contained in this Article 10. In consideration for the extension of such representations, warranties and rights to indemnification to the Corporation, the Corporation agrees with the Vendor that all of the terms and conditions of the Vendor's indemnity obligations, including notice and limitations of liability, that are applicable to the Purchaser shall be equally applicable to the Corporation. The Purchaser and the Corporation may in their sole discretion determine which of them seeks or obtains recovery or remedy from the Vendor in respect of a particular fact, circumstance or event giving rise to such recovery or remedy. Notwithstanding any other provision in this Agreement or the Asset Transfer Agreement, neither the Purchaser nor the Corporation shall be entitled to recovery against the Vendor under the provisions of this Article 10 if the other has recovered against the Vendor under this Agreement in respect of any claim arising from the same facts or circumstances, the intention being that the Vendor shall only be required to make payment, restitution or indemnification once to either the Purchaser or the Corporation, as the case may be, as a result of any breach of representation or warranty, or covenant in relation to a particular fact, circumstance or event, regardless of whether one or both of the Corporation and the Purchaser have made a Claim in respect thereof.

10.11	Guarantee of Norske Skog Canada

	(a)	Norske Skog Canada (referred to in this section 10.11 as the "Guarantor") hereby unconditionally, absolutely and irrevocably covenants and agrees to make to the Purchaser or the Corporation (collectively, the "Guaranteed Parties", and each a "Guaranteed Party"), as the case may be, the full and punctual payment when due of any and all amounts owing by the Vendor to the Guaranteed Parties, pursuant to this Article 10, which covenant and agreement is referred to hereafter as the "Guarantee".

	(b)	The liability of the Guarantor hereunder shall be absolute and unconditional and shall not be affected by:

	(i)	any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

	(ii)	the bankruptcy, winding-up, liquidation, dissolution or insolvency of the Guarantor, the Vendor, either Guaranteed Party or any party to any agreement to which the Vendor is a party;

	(iii)	any lack or limitation of power, incapacity or disability on the part of the Vendor or of the directors, partners or agents thereof or any other irregularity, defect or informality on the part of the Vendor in its obligations to either Guaranteed Party; or

	(iv)	the sale by the Guarantor of all or a part of its interest in the Vendor.

(c)	The liability of the Guarantor hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by either Guaranteed Party in connection with any duties or liabilities of the Vendor to either Guaranteed Party or any security therefor including any loss of or in respect of any security received by the Purchaser from the Vendor or others. The Guaranteed Parties, without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor's liability hereunder, may:

	(i)	grant time, renewals, extensions, indulgences, releases and discharges to the Vendor;

	(ii)	take or abstain from taking securities or collateral from the Vendor or from the perfecting securities or collateral of the Vendor;

	(iii)	accept compromises from the Vendor; and

	(iv)	apply all money at any time received from the Vendor or from securities upon such part of the payment obligations of the Vendor under Article 10 as the Guaranteed Parties or either of them may see fit or change any such application in whole or in part from time to time as the Guaranteed Parties or either of them may see fit.

(d)	Neither Guaranteed Party shall be bound or obligated to exhaust its recourse against the Vendor or other persons or any securities or collateral it may hold or take any other action (other than to make demand pursuant to Article 10) before being entitled to demand payment from the Guarantor hereunder.

(e)	Except for any set-off or counter-claim of the Vendor against either or both of the Guaranteed Parties, the Guarantor shall not claim any set-off or counterclaim against either Guaranteed Party in respect of any liability of either Guaranteed Party to the Vendor.

(f)	This Guarantee shall be a continuing guarantee and shall be binding as a continuing obligation of the Guarantor. This Guarantee shall continue to be effective even if at any time any payment of the Vendor's obligations under Article 10 is rendered unenforceable or is rescinded or must otherwise be returned by either Guaranteed Party upon the occurrence of any action or event involving the insolvency, bankruptcy, or reorganization of the Vendor, all as though such payment had not been made.

	(g)	The Guarantor shall make payment to a Guaranteed Party forthwith after demand therefor is made by such Guaranteed Party to the Guarantor. Either Guaranteed Party shall be entitled to make demand upon the Guarantor at any time upon a default in payment of any amount owing by the Vendor to either Guaranteed Party under this Article 10, and upon such default either Guaranteed Party may treat the Vendor's obligation as due and payable and may forthwith collect from the Guarantor the total amount guaranteed hereunder.

	(h)	The Guarantor hereby waives notice of acceptance of this Guarantee.

	(i)	This Guarantee shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Guarantor and the Guaranteed Parties.

	(j)	No failure on the part of either Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude the other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

	(k)	If any provision of this Guarantee is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

	(l)	The Guarantor shall pay to either Guaranteed Party on demand by such Guaranteed Party all costs and expenses including, without limitation, reasonable legal fees and expenses, incurred by such Guaranteed Party in connection with the enforcement of this Guarantee.

	(m)	The Guaranteed Parties agree that the Vendor will be entitled to participate in any bona fide internal corporate reorganization involving the Vendor and that they will provide any consent that may be required in connection with such reorganization as long as Norske Skog Canada confirms that its obligations under the Guarantee contained in this Section remain in effect.

10.12	Survival of Covenants

The covenants of each of the parties will survive the Closing.

ARTICLE 11 GENERAL PROVISIONS

11.1	Confidential Information After Closing Date

From and after the Closing Date, the Vendor shall not disclose to anyone (other than to, or as directed by, the Purchaser or as required by Law or the rules of any stock exchange on which the shares of the Vendor are listed) or use for its own or for any other purpose, any confidential information concerning the Business and will hold all such information in the strictest confidence. If Closing does not occur, the Purchaser shall not disclose to anyone, other than to or as directed by the Vendor (or as required by Law or the rules of any stock exchange on which the shares of the Purchaser are listed), or use for its own or for any other purpose, any confidential information concerning the Business and will hold all such information in the strictest confidence.

11.2	Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, among the parties with respect to the subject matter of this Agreement except as specifically set out herein.

11.3	No Other Representations

No director, officer, employee or agent of any party has any authority to make any representation, warranty or covenant not contained in this Agreement, and each party agrees that it has executed this Agreement without reliance upon any such representation or promise.

11.4	Waiver and Consent

No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section Waiver and Consent;

(b) be relied on as a consent to or waiver of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

11.5	Amendments

This Agreement may not be amended except by written agreement among all the parties to this Agreement.

11.6	Assignment

No party may assign any right, benefit or interest in this Agreement without the written consent of the other parties.

11.7	Binding Effect

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.8	Time of Essence

Time is of the essence of this Agreement.

11.9	Further Assurances

Each party will, at its own expense, execute and deliver all such further agreements and documents and do such further acts and things as may be reasonably required to give effect to this Agreement.

11.10	Counterpart

This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

11.11	Notices

Every notice, request, demand or direction required or permitted to be given under this Agreement shall be in writing and delivered by hand or facsimile transmission to the party which it is to be given as follows:

                To the Vendor or Norske Skog Canada:

                Norske Skog Canada Pulp Operations Limited
                c/o Norske Skog Canada Limited
                9th Floor - 700 West Georgia Street
                Vancouver, B.C.

                Attention:       Secretary
                Facsimile No.: (604) 654-4132

                To the Purchaser, PTI or the Corporation:

                Pope & Talbot Ltd.
                c/o Pope & Talbot, Inc.
                Suite 200 - 500 South West First Avenue
                Portland, Oregon 97201

                Attention:       The Secretary
                Facsimile No.: (503) 220-2722

                or to such other address or facsimile number as is specified by a party by notice to the other parties given in accordance with this section. Any such notice, demand, request or direction will be deemed to have been given and received if delivered, on the next Business Day after the day of delivery, and if sent by facsimile transmission, on the first Business Day after the day of transmittal.

                Executed as of the day and year first above written.

NORSKE SKOG CANADA LIMITED	NORSKE SKOG CANADA PULP OPERATIONS LIMITED

By: /s/ R. Leverton	By: /s/ R. Leverton

By: /s/ Dennis J. Day	By: /s/ Dennis J. Day

POPE & TALBOT LTD.	POPE & TALBOT, INC.

By: /s/ Michael Flannery	By: /s/ Michael Flannery

By: /s/ Maria M. Pope	By: /s/ Maria M. Pope

NORSKE SKOG CANADA MACKENZIE PULP LIMITED

By: /s/ R. Leverton

By: /s/ Dennis J. Day

                The following schedules and the Disclosure Document to the Purchase and Sale Agreement have been omitted and will be provided to the Securities and Exchange Commission upon request:

Schedule	Subject
A	Lands
B	Pension and Benefits Separation Issues
C	Promissory Note
D	Security Agreement
E	Scheduled Environmental Liabilities
F	Division of Contracts
G	Consents on Closing
H	Responsibility for Environmental Audit Issues

Disclosure Document
Section	Subject
1.	Consents
2.	Subsidiaries/Investments
3.	Business Assets
4.	Defaults
5.	Work Orders
6.	Leases
7.	Litigation
8.	Environmental Matters
9.	Compliance with Laws
10.	Employee Matters
11.	Financial Statements
12.	Tax Matters
13.	Non-Arm's Length Arrangements
14.	Allwin Employees
15.	Software and Systems Licenses